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Filed Pursuant to Rule 424(b)(5)
File No. 333-215992-01

PROSPECTUS SUPPLEMENT
(To a Short Form Base Shelf Prospectus Dated February 17, 2017)

New Issue	March 7, 2017

US$750,000,000

BROOKFIELD FINANCE LLC

4.000% Notes due April 1, 2024

Fully and unconditionally guaranteed by Brookfield Asset Management Inc.

           Brookfield Finance LLC ("US LLC") will pay interest on the notes each April 1 and October 1. US LLC will make the first interest payment on October 1, 2017. Unless US LLC redeems the notes earlier, the notes will mature on April 1, 2024. US LLC may redeem some or all of the notes at any time at the applicable Redemption Price (as defined herein). US LLC will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase upon the occurrence of a Change of Control Triggering Event (as defined herein). The notes will be fully and unconditionally guaranteed as to payment of principal, premium (if any) and interest and certain other amounts by Brookfield Asset Management Inc. (the "Company").

           The notes will not be listed on a securities exchange or quotation system and consequently, there is no market through which the notes may be sold and purchasers may not be able to resell the notes purchased under this prospectus supplement. This may affect the pricing of the notes in the secondary market, the transparency and availability of trading prices, the liquidity of the notes and the extent of issuer regulation. See "Risk Factors".

           Investing in the notes involves risks. See "Risk Factors" beginning on page S-6.

	Per Note	Total
Public Offering Price(1)	99.742%	US$	748,065,000
Underwriting Fees	0.625%	US$	4,687,500
Proceeds to US LLC (before expenses)	99.117%	US$	743,377,500

(1)
The effective yield of the notes, if held to April 1, 2024, will be 4.042%.

           Interest on the notes will accrue from March 10, 2017 to the date of delivery. The offering price of the notes will be payable in U.S. dollars.

           The Company is a Canadian issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States and Canada, to prepare this prospectus supplement and the accompanying base shelf prospectus in accordance with Canadian disclosure requirements. Prospective investors should be aware that such requirements are different from those of the United States. The financial statements incorporated herein have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board ("IFRS") and are subject to Canadian auditing and auditor independence standards, and thus may not be comparable to financial statements of U.S. companies.

           Prospective investors should be aware that the acquisition of the notes may have tax consequences both in the United States and in Canada. Such consequences for investors who are residents in, or citizens of, the United States may not be described fully in this prospectus supplement and the accompanying base shelf prospectus. Prospective investors should consult their own tax advisors with respect to their particular circumstances. Prospective investors should read the risk factors and tax discussion beginning on pages S-6 and S-20, respectively.

           The enforcement by investors of civil liabilities under the U.S. federal securities laws may be affected adversely by the fact that the Company is incorporated under the laws of the Province of Ontario, that some or all of US LLC's and the Company's officers and directors may be residents of Canada, that some or all of the underwriters or experts named in this prospectus supplement and the accompanying base shelf prospectus may be residents of Canada and that all or a substantial portion of the Company's assets and such persons may be located outside the United States.

           THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"), ANY U.S. STATE SECURITIES COMMISSION OR ANY CANADIAN SECURITIES REGULATORY AUTHORITY, NOR HAS THE SEC, ANY U.S. STATE SECURITIES COMMISSION OR ANY CANADIAN SECURITIES REGULATORY AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           Delivery of the notes, in book-entry form only, will be made through The Depository Trust Company on or about March 10, 2017.

           US LLC's head and registered office is at Brookfield Place, 250 Vesey Street, 15th Floor, New York, New York, United States 10281-1023.

Joint Book-Running Managers
Citigroup	Deutsche Bank Securities

Co-managers

Bradesco BBI
BNP PARIBAS
Itaú BBA
MUFG
Mizuho Securities
Natixis
Santander
SOCIETE GENERALE
SMBC Nikko

Prospectus Supplement

DOCUMENTS INCORPORATED BY REFERENCE	S-iii
CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION	S-iv
CAUTIONARY STATEMENT REGARDING THE USE OF NON-IFRS MEASURES	S-v
PRESENTATION OF FINANCIAL INFORMATION	S-v
SUMMARY	S-1
The Company	S-1
Brookfield Finance LLC	S-1
Recent Developments	S-1
The Offering	S-2
Summary Financial Data	S-4
RISK FACTORS	S-6
USE OF PROCEEDS	S-8
EARNINGS COVERAGE RATIOS OF THE COMPANY	S-9
CONSOLIDATED CAPITALIZATION OF THE COMPANY	S-10
CONSOLIDATED CAPITALIZATION OF US LLC	S-10
DESCRIPTION OF THE NOTES	S-11
CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS	S-20
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS	S-23
UNDERWRITING	S-27
PRIOR SALES	S-32
LEGAL MATTERS	S-32
MATERIAL CHANGES	S-32
EXPENSES	S-32
Base Shelf Prospectus
DOCUMENTS INCORPORATED BY REFERENCE	ii
AVAILABLE INFORMATION	iii
CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION	iii
SUMMARY	1
The Company	1
Brookfield Finance Inc.	1
Brookfield Finance LLC	1
The Offering	1
RISK FACTORS	2
RATIO OF EARNINGS TO FIXED CHARGES	3
USE OF PROCEEDS	4
DESCRIPTION OF CAPITAL STRUCTURE OF THE ISSUERS	4
DESCRIPTION OF THE PREFERENCE SHARES	4
DESCRIPTION OF THE CLASS A SHARES	5
DESCRIPTION OF DEBT SECURITIES	6
CONSOLIDATING SUMMARY FINANCIAL INFORMATION	17
PLAN OF DISTRIBUTION	18
EXEMPTIVE RELIEF	19
LEGAL MATTERS	19
EXPERTS	19
MATERIAL CHANGES	19
EXPENSES	20
DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT	20

S-i

        You should rely only on the information contained in or incorporated by reference in this prospectus supplement (the "prospectus supplement") and the accompanying base shelf prospectus dated February 17, 2017 (the "base shelf prospectus"). We have not authorized anyone to provide you with information that is different. You should not assume that the information contained in this prospectus supplement or the accompanying base shelf prospectus is accurate as of any date other than the date on the front of this prospectus supplement. This document may only be used where it is legal to sell the notes.

        Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Banco Bradesco BBI S.A., BNP Paribas Securities Corp., Itau BBA USA Securities, Inc., MUFJ Securities Americas Inc., Mizuho Securities USA Inc., Natixis Securities Americas LLC, Santander Investment Securities Inc., SG Americas Securities, LLC and SMBC Nikko Securities America, Inc. (the "underwriters"), as principals, conditionally offer the notes, subject to prior sale, if, as and when issued by us and accepted by the underwriters in accordance with the conditions contained in the underwriting agreement referred to under "Underwriting". This offering will be made in Canada by Citigroup Global Markets Canada Inc., a broker-dealer affiliate of Citigroup Global Markets Inc. Deutsche Bank Securities Inc., Banco Bradesco BBI S.A., BNP Paribas Securities Corp., Itau BBA USA Securities, Inc., MUFJ Securities Americas Inc., Mizuho Securities USA Inc., Natixis Securities Americas LLC, Santander Investment Securities Inc., SG Americas Securities, LLC and SMBC Nikko Securities America, Inc. whom we refer to in this prospectus supplement as underwriters, will not offer the notes offered hereby in Canada. In connection with this offering, the underwriters may over allot or effect transactions which stabilize or maintain the market price of the notes at levels other than those which otherwise might prevail on the open market. Such transactions, if commenced, may be discontinued at any time. In certain circumstances, the underwriters may offer the notes at a price lower than stated above. See "Underwriting".

        No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise.

        This prospectus supplement together with the short form base shelf prospectus to which it relates dated February 17, 2017, as amended or supplemented, and each document incorporated by reference in the short form base shelf prospectus, as amended or supplemented, constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities.

        Information has been incorporated by reference in this prospectus supplement and the accompanying short form base shelf prospectus to which it relates, as amended or supplemented, from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the office of the Corporate Secretary of the Company at Suite 300, Brookfield Place, 181 Bay Street, Toronto, Ontario, Canada, M5J 2T3, Telephone: (416) 363-9491, and are also available electronically at www.sedar.com.

 IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND
THE ACCOMPANYING BASE SHELF PROSPECTUS

        This document is in two parts. The first is this prospectus supplement, which describes the specific terms of the notes. The second part, the accompanying base shelf prospectus, gives more general information, some of which may not apply to the notes. Generally, the term "Prospectus" refers to both parts combined.

        As used in this prospectus supplement, unless the context otherwise indicates, references to the "Company" refer to Brookfield Asset Management Inc. and references to "we", "us", "our" and "Brookfield" refer to the Company and its direct and indirect subsidiaries, including US LLC.

        If the description of the notes varies between this prospectus supplement and the accompanying base shelf prospectus, you should rely on the information in this prospectus supplement.

S-ii

 DOCUMENTS INCORPORATED BY REFERENCE

        This prospectus supplement is deemed to be incorporated by reference in the accompanying base shelf prospectus solely for the purpose of the notes offered hereunder.

        The following documents, filed with the securities regulatory authorities in each of the provinces and territories of Canada and filed with, or furnished to, the SEC, are specifically incorporated by reference in, and form an integral part of, this Prospectus:

  (a)
  the Company's annual information form for the financial year ended December 31, 2015, dated March 30, 2016 (the "AIF");

  (b)
  the Company's audited comparative consolidated financial statements and the notes thereto for the fiscal years ended December 31, 2015 and 2014, together with the accompanying auditor's report thereon;

  (c)
  the management's discussion and analysis for the audited comparative consolidated financial statements referred to in paragraph (b) above (the "MD&A");

  (d)
  the Company's unaudited comparative interim consolidated financial statements for the three and nine months ended September 30, 2016 and 2015;

  (e)
  the management's discussion and analysis for the unaudited comparative interim consolidated financial statements referred to in paragraph (d) above (for the avoidance of doubt, excluding the Letter to Shareholders attached thereto);

  (f)
  the Company's management information circular, dated May 2, 2016;

  (g)
  the Company's press release dated February 9, 2017 in respect of the Company's unaudited financial results for the fourth quarter and year ended December 31, 2016;

  (h)
  the Company's unaudited comparative interim consolidated financial statements for the three and nine months ended September 30, 2016 and 2015, as supplemented on February 10, 2017 (adding note 12 to the notes thereto);

  (i)
  the template version (as defined in National Instrument 41-101 — General Prospectus Requirements ("NI 41-101")) of the preliminary term sheet for the notes dated March 7, 2017, filed on SEDAR on March 7, 2017 and filed with the SEC as Exhibit 99.1 to the Form 6-K filed by the Company on March 7, 2017 in connection with the issuance of the notes (the "Preliminary Term Sheet"); and

  (j)
  the template version of the final term sheet for the notes dated March 7, 2017, filed on SEDAR on March 7, 2017 and filed with the SEC as Exhibit 99.1 to the Form 6-K filed by the Company on March 7, 2017 in connection with the issuance of the notes (the "Final Term Sheet" and, together with the Preliminary Term Sheet, the "Marketing Materials").

        The Company has supplemented the financial statements referred to in paragraph (h) above to include an additional note to the financial statements providing information regarding US LLC, its debt securities and the guarantee by the Company in accordance with Rule 3-10(b) of Regulation S-X promulgated by the SEC.

        The Marketing Materials are not part of this Prospectus to the extent that the contents of the Marketing Materials have been modified or superseded by a statement contained in this prospectus supplement.

        All of the Company's documents of the type described in Item 11.1 of Form 44-101F1 — Short Form Prospectus (as defined in NI 41-101), and any "template version" of "marketing materials" (each as defined in NI 41-101), which are required to be filed by the Company or US LLC with the securities regulatory authorities in Canada, and filed with the SEC pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the date of this prospectus supplement and prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus supplement.

        We will provide to each person to whom this Prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this Prospectus, upon written or oral request, without charge, at the

S-iii

office of the Corporate Secretary of the Company at Suite 300, Brookfield Place, 181 Bay Street, Toronto, Ontario, Canada, M5J 2T3, Telephone: (416) 363-9491.

        Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or includes any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

 CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

        This Prospectus and the documents incorporated by reference in this Prospectus contain forward-looking information and other "forward-looking statements" within the meaning of Canadian and United States securities laws, including the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that are predictive in nature, depend upon or refer to future events or conditions, include statements regarding the operations, business, financial condition, expected financial results, performance, prospects, opportunities, priorities, targets, goals, ongoing objectives, strategies and outlook of Brookfield, as well as the outlook for North American and international economies for the current fiscal year and subsequent periods.

        The words "expects," "anticipates," "plans," "believes," "estimates," "seeks," "intends," "targets," "projects," "forecasts" or negative versions thereof and other similar expressions, or future or conditional verbs such as "may," "will," "should," "would" and "could", which are predictions of or indicate future events, trends or prospects, and which do not relate to historical matters, identify forward-looking statements. Although Brookfield believes that the anticipated future results, performance or achievements expressed or implied by the forward-looking statements and information are based upon reasonable assumptions and expectations, the reader should not place undue reliance on forward-looking statements and information because they involve known and unknown risks, uncertainties and other factors, many of which are beyond Brookfield's control, which may cause the actual results, performance or achievements of Brookfield to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements and information.

        Factors that could cause actual results to differ materially from those contemplated or implied by forward-looking statements include, but are not limited to: the impact or unanticipated impact of general economic, political and market factors in the countries in which we do business; the behaviour of financial markets, including fluctuations in interest and foreign exchange rates; global equity and capital markets and the availability of equity and debt financing and refinancing within these markets; strategic actions including dispositions; the ability to complete and effectively integrate acquisitions into existing operations and the ability to attain expected benefits; changes in accounting policies and methods used to report financial condition (including uncertainties associated with critical accounting assumptions and estimates); the ability to appropriately manage human capital; the effect of applying future accounting changes; business competition; operational and reputational risks; technological change; changes in government regulation and legislation within the countries in which we operate; governmental investigations; litigation; changes in tax laws; ability to collect amounts owed; catastrophic events, such as earthquakes and hurricanes; the possible impact of international conflicts and other developments including terrorist acts and cyberterrorism; and other risks and factors detailed in this prospectus supplement and the accompanying base shelf prospectus under the heading "Risk Factors" as well as in our AIF under the heading "Business Environment and Risks" and the MD&A under the heading "Part 5 — Operating Capabilities, Environment and Risks — Business Environment and Risks", each incorporated by reference in this prospectus supplement, as well as in other documents filed by Brookfield from time to time with the securities regulators in Canada and the United States.

S-iv

        We caution that the foregoing list of important factors that may affect future results is not exhaustive. Nonetheless, all of the forward-looking statements contained in this Prospectus or in documents incorporated by reference herein are qualified by these cautionary statements. When relying on our forward-looking statements, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. Except as required by law, Brookfield undertakes no obligation to publicly update or revise any forward-looking statements or information, whether written or oral, that may need to be updated as a result of new information, future events or otherwise.

CAUTIONARY STATEMENT REGARDING THE USE OF NON-IFRS MEASURES

        We include and incorporate by reference funds from operations ("FFO"), which is a non-IFRS financial measure. We define FFO as net income excluding the impact of depreciation and amortization, deferred taxes and other non-cash items. FFO is a measure of operating performance that is not calculated in accordance with, and does not have any standardized meaning prescribed by, IFRS. FFO is therefore unlikely to be comparable to similar measures presented by other issuers. FFO has limitations as an analytical tool. See "Part 3 — Operating Segment Results" of the MD&A, incorporated by reference herein, for more information on this measure.

PRESENTATION OF FINANCIAL INFORMATION

        The Company publishes its consolidated financial statements in United States dollars. In this prospectus supplement, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in United States dollars and references to "US$" and "$" are to United States dollars and references to "Cdn$" are to Canadian dollars.

        The Company presents its financial statements in accordance with IFRS.

S-v

 SUMMARY

The Company

        Brookfield is a global alternative asset manager with approximately US$250 billion in assets under management. Brookfield has more than a 100-year history of owning and operating assets with a focus on property, renewable power, infrastructure and private equity. Brookfield offers a range of public and private investment products and services. The Company's Class A Shares are co-listed on the New York Stock Exchange ("NYSE"), the Toronto Stock Exchange ("TSX") and the NYSE Euronext under the symbols "BAM", "BAM.A" and "BAMA", respectively.

Brookfield Finance LLC

        US LLC was formed on February 6, 2017 under the Delaware Limited Liability Company Act and is an indirect 100% owned subsidiary of the Company. US LLC has no significant assets or liabilities, no subsidiaries and no ongoing business operations of its own, other than the issuance of debt securities (including the notes) and the investments it makes with the net proceeds of such debt securities.

Recent Developments

        On February 9, 2017, the Company announced its financial results for the year ended December 31, 2016. Net income for 2016 totalled US$3.3 billion or US$1.55 per share, compared to US$4.7 billion or US$2.26 per share in the prior year. FFO increased by 26% due to strong growth in asset management revenues and carried interests, although fair value changes declined relative to the prior year which led to an overall reduction in net income. Below is a reconciliation of FFO to net income, the most comparable IFRS measure.

	Year ended December 31,
	2016	2015
	(US$ in millions)
Net income	$3,338	$4,669
Equity accounted fair value changes and other non-FFO items	458	(262)
Fair value changes	130	(2,166)
Depreciation and amortization	2,020	1,695
Deferred income taxes	(558)	64
Realized disposition gains in fair value changes or prior periods(1)	766	847
Non-controlling interests	(2,917)	(2,288)
Funds from operations	$3,237	$2,559

(1)
Non-IFRS measure. Realized disposition gains are included in FFO because we consider the purchase and sale of assets to be a normal part of the Company's business. Realized disposition gains include gains and losses recorded in net income and equity in the current period, and are adjusted to include fair value changes and revaluation surplus balances recorded in prior periods which were not included in prior period FFO.

        As of December 31, 2016, the Company had approximately US$31 billion of invested capital, 85% percent of which are held in listed securities and generate US$1.3 billion of annualized distributable cash flow. It also had approximately US$712 million of fee-related earnings (which include base management fees, incentive distribution rights, advisory and other fees, less direct costs).

        We caution you that our 2016 year-end financial information presented above has not yet been approved by our board of directors and our external auditors have not yet completed the year-end audit. Although we do not foresee any material changes to the information presented above, we can provide no assurance that there will be no adjustments that may change this information when our 2016 annual financial statements are made available.

 The Offering

        The following is a brief summary of the terms of this offering. For a more complete description of the terms of the notes, see "Description of the Notes" in this prospectus supplement and "Description of Debt Securities" in the base shelf prospectus.

Issuer	Brookfield Finance LLC
Guarantor	Brookfield Asset Management Inc.
Guarantee	The notes will be fully and unconditionally guaranteed as to payment of principal, premium (if any) and interest and certain other amounts by Brookfield Asset Management Inc.
Guarantor's Ticker	BAMACN
Securities Offered	US$750,000,000 principal amount of 4.000% notes due April 1, 2024.
Format	SEC registered
Issue and Delivery Date	March 10, 2017.
Maturity Date	April 1, 2024.
Interest Rate	4.000% per annum.
Yield	4.042% per annum if held to maturity.
Interest Payment Dates	April 1 and October 1 of each year, beginning on October 1, 2017.
CUSIP/ISIN	11271RAA7/US11271RAA77
Rank

The notes will rank equally with any future unsecured, unsubordinated obligations of US LLC. The notes will be fully and unconditionally guaranteed by the Company and such guarantee will rank equally with the Company's other unsecured, unsubordinated obligations and will effectively be subordinated to all existing and future liabilities of the Company's subsidiaries (other than US LLC).

Redemption	The notes are redeemable, at any time at US LLC's option, at the redemption prices set forth under the heading "Description of the Notes — Redemption and Repurchase".
Further Issues

US LLC may from time to time, without the consent of the holders of the notes but with the consent of the Company, create and issue further notes having the same terms and conditions in all respects as the notes being offered hereby, except for the issue date, the issue price and the first payment of interest thereon. Additional notes issued in this manner will be consolidated with and will form a single series with the notes being offered hereby; provided that if such additional notes are not fungible with the original notes offered hereby for U.S. federal income tax purposes, then such additional notes will be issued with a separate CUSIP or ISIN number so that they are distinguishable from the original notes.

Use of Proceeds	The net proceeds from the sale of the notes will be used for general corporate purposes.

Form and Denominations

The notes will be represented by one or more fully-registered global securities registered in the name of a nominee of The Depository Trust Company. Beneficial interests in those fully-registered global securities will be in initial denominations of US$2,000 and subsequent multiples of US$1,000. Except as described under "Description of the Notes" in this prospectus supplement and "Description of Debt Securities" in the base shelf prospectus, notes in definitive form will not be issued.

Change of Control

US LLC will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase upon the occurrence of a Change of Control Triggering Event (as defined herein). See "Description of the Notes — Change of Control".

Certain Covenants	The indenture governing the notes contains covenants that, among other things, restrict the ability of the Company and/or US LLC to:
• create certain liens; and
• consolidate, merge with a third party or transfer all or substantially all of its assets.

These covenants are subject to important exceptions and qualifications which are described under "Description of Debt Securities" in the base shelf prospectus and "Description of Notes" in this prospectus supplement.

Risk Factors

Investment in the notes involves certain risks. You should carefully consider the information in the "Risk Factors" section of this prospectus supplement and all other information included in this Prospectus and the documents incorporated by reference in this Prospectus before investing in the notes.

Governing Law	New York

 Summary Financial Data

        The following table sets forth summary financial data. The condensed statement of operations for the years ended December 31, 2015 and 2014 and the balance sheet information as at December 31, 2015 and 2014 presented below have been derived from the Company's audited comparative consolidated financial statements incorporated by reference into this Prospectus. The financial data for the year ended December 31, 2013 has been derived from the Company's audited comparative consolidated financial statements not included or incorporated by reference in this Prospectus. The condensed statement of operations for the nine months ended September 30, 2016 and 2015 and the balance sheet information as at September 30, 2016 presented below have been derived from the Company's unaudited comparative interim consolidated financial statements.

        This information should be read in conjunction with the following documents, which are incorporated by reference into this Prospectus: (i) the Company's audited comparative consolidated financial statements and the notes thereto for the fiscal year ended December 31, 2015, together with the accompanying auditor's report thereon; (ii) the MD&A; (iii) the Company's unaudited comparative interim consolidated financial statements for the three and nine months ended September 30, 2016; and (iv) the management's discussion and analysis for the unaudited comparative interim consolidated financial statements referred to in clause (iii) above.

Condensed Statement of Operations

	Nine months ended September 30,		Year ended December 31,
	2016	2015	2015	2014	2013
	(US$ amounts in millions)
Revenues	$17,476	$14,375	$19,913	$18,364	$20,093
Direct costs	(12,568)	(10,341)	(14,433)	(13,118)	(13,928)
Other income and gains	391	145	145	190	1,262
Equity accounted income	1,041	1,174	1,695	1,594	759
Expenses
Interest	(2,407)	(2,117)	(2,820)	(2,579)	(2,553)
Corporate costs	(68)	(83)	(106)	(123)	(152)
Fair value changes	358	1,572	2,166	3,674	663
Depreciation and amortization	(1,538)	(1,265)	(1,695)	(1,470)	(1,455)
Income taxes	556	22	(196)	(1,323)	(845)

Net income	3,241	3,482	4,669	5,209	3,844
Non-controlling interests	(1,763)	(1,819)	(2,328)	(2,099)	(1,724)

Net income attributable to shareholders	$1,478	$1,663	$2,341	$3,110	$2,120

Balance Sheet Information

	As at September 30,	As at December 31,
	2016	2015	2014	2013
	(US$ amounts in millions)
Total assets	$159,837	$139,514	$129,480	$112,745
Borrowings and other non-current financial liabilities	73,392	65,420	60,663	53,061
Total equity	67,119	57,227	53,247	47,526

Other Financial Data

	Nine months ended September 30,		Year ended December 31,
	2016	2015	2015	2014	2013
	(US$ amounts in millions)
FFO(1)	$2,223	$1,578	$2,559	$2,160	$3,376

	As at September 30,	As at December 31,
	2016	2015	2014	2013
	(US$ amounts in millions)
Assets under management	$238,015	$227,803	$203,840	$187,105
Fee-bearing capital	110,747	98,965	88,540	79,293

(1)
FFO includes gains or losses arising from transactions during the reporting period adjusted to include fair value changes and revaluation surplus recorded in prior periods net of taxes payable or receivable, as well as amounts that are recorded directly in equity, such as ownership changes, as opposed to net income because they result from a change in ownership of a consolidated entity ("realized disposition gains"). The Company includes realized disposition gains in FFO because the Company considers the purchase and sale of assets to be a normal part of the Company's business. When determining FFO, the Company includes its proportionate share of the FFO of equity accounted investments and excludes transaction costs incurred on business combinations. FFO is presented as a supplemental financial measurement in the evaluation of the Company's business. FFO is not a measure of financial performance under IFRS. Accordingly, it should not be considered as a substitute for net income prepared in accordance with IFRS.

        The following table reconciles FFO to net income for the years ended December 31, 2015, 2014 and 2013 and for the nine months ended September 30, 2016 and 2015. See "Part 3 — Operating Segment Results — Summary of Results by Operating Segment — Reconciliation of Non-IFRS Measures" of the MD&A, incorporated by reference herein and "Part 3 — Operating Segment Results — Summary of Results by Operating Segment — Reconciliation of FFO to Net Income" of the Company's management's discussion and analysis for the Company's unaudited comparative interim consolidated financial statements for the three and nine months ended September 30, 2016 and 2015, incorporated by reference herein.

	Nine months ended September 30,		Year ended December 31,
	2016	2015	2015	2014	2013
	(US$ amounts in millions)
Funds from operations	$2,223	$1,578	$2,559	$2,160	$3,376
Realized disposition gains not recorded in net income	(570)	(421)	(847)	(477)	(434)
Non-controlling interests in FFO	2,330	1,726	2,288	2,096	2,465
Financial statement components not included in FFO
Equity accounted fair value changes and other non-FFO items	(260)	161	262	435	(85)
Fair value changes	358	1,572	2,166	3,674	663
Depreciation and amortization	(1,538)	(1,265)	(1,695)	(1,470)	(1,455)
Deferred income taxes	698	131	(64)	(1,209)	(686)
Net income	$3,241	$3,482	$4,669	$5,209	$3,844

 RISK FACTORS

        An investment in the notes is subject to a number of risks. Before deciding whether to invest in the notes, investors should consider carefully the risks set forth below, in the accompanying base shelf prospectus and in the information incorporated by reference in this Prospectus. Specific reference is made to the sections entitled "Part 5 — Operating Capabilities, Environment and Risks — Business Environment and Risks" in the MD&A and the section entitled "Business Environment and Risks" in the Company's AIF, both of which are incorporated by reference in this prospectus supplement.

  The notes are unsecured and are effectively subordinated to all of our existing and future secured indebtedness.

        The notes are unsecured and effectively subordinated in right of payment to all of US LLC's existing and future secured indebtedness, to the extent of the value of the assets securing such indebtedness. The Guarantee Obligations (as defined below) are unsecured and effectively subordinated in right of payment to all of the Company's existing and future secured indebtedness, to the extent of the value of the assets securing such indebtedness. The indenture for the notes does not restrict the Company or US LLC's ability to incur additional indebtedness, including secured indebtedness generally, which would have a prior claim on the assets securing that indebtedness. In the event of insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of the Company or US LLC, their respective assets that serve as collateral for any secured indebtedness would be made available to satisfy their respective obligations to secured creditors before any payments are made on the notes or the Guarantee Obligations. See "Description of the Notes — General".

  US LLC's reliance on the Company.

        US LLC will have no assets, property or operations other than the debt securities it issues (including the notes) and the investments it makes with the net proceeds of such debt securities. US LLC will not be restricted in its ability to make investments or incur debt. Therefore, the holders of the notes are relying principally on the unconditional guarantee of the notes provided by the Company and the financial position and creditworthiness of the Company in order to receive the repayment of the amounts owing under and in respect of the notes. The financial position and creditworthiness of the Company is subject to the risks noted in the accompanying base shelf prospectus.

  The Guarantee Obligations are effectively subordinated to all liabilities of the Company's subsidiaries other than US LLC.

        None of the Company's subsidiaries has guaranteed or otherwise become obligated with respect to the notes, other than US LLC. Accordingly, the Company's right to receive assets from any of its subsidiaries upon such subsidiary's bankruptcy, liquidation or reorganization and the right of holders of the notes to participate in those assets, is effectively subordinated to claims of that subsidiary's creditors, including trade creditors.

  The notes may be redeemed at any time at US LLC's option.

        US LLC may choose to redeem the notes from time to time, especially when prevailing interest rates are lower than the rate borne by the notes. If prevailing rates are lower at the time of redemption, a purchaser would not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the notes being redeemed. US LLC's redemption right also may adversely impact a purchaser's ability to sell notes as the optional redemption date or period approaches and/or the price at which notes can be sold.

  Changes in our credit ratings may adversely affect the value of the notes.

        Our long-term debt is subject to periodic review by independent credit rating agencies. Such ratings are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. Ratings of the notes are not recommendations to buy, sell or hold the notes. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency's judgment, circumstances so warrant. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, are likely to adversely affect the market value of the notes and could increase our corporate borrowing costs. In this circumstance, no person or entity is obliged to provide any additional support or credit enhancement with respect to the notes.

  There is no existing trading market for the notes.

        The notes will not be listed on a securities exchange or quotation system and consequently there is no market through which the notes may be sold and purchasers may not be able to resell the notes purchased under this Prospectus. Future trading prices of the notes will depend on many factors, including but not limited to prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the notes and the market for similar securities. Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including:

  •
  time remaining to the maturity of the notes;

  •
  outstanding amount of the notes;

  •
  the terms related to the optional redemption of the notes; and

  •
  level, direction and volatility of market interest rates generally.

There can be no assurance that an active trading market will develop for the notes after the offering or, if developed, that such market will be sustained. This may affect the pricing of the notes in the secondary market, the transparency and availability of trading prices, the liquidity of the notes and the extent of issuer regulation.

  US LLC may be unable to repurchase the notes upon a Change of Control Triggering Event.

        Upon the occurrence of a Change of Control Triggering Event (as defined herein) with respect to the notes, subject to certain conditions, US LLC will be required to make an offer to repurchase all outstanding notes at 101% of their principal amount, plus accrued and unpaid interest. See "Description of the Notes — Change of Control" in this prospectus supplement. The source of funds for such a repurchase will be our available cash or cash generated from our subsidiaries' operations or other potential sources, including borrowings, sales of assets or sales of equity. We cannot assure you that sufficient funds from such sources will be available at the time of any Change of Control Triggering Event to make required repurchases of notes tendered. In addition, the terms of certain of our other existing indebtedness provide that certain change of control events will require us to make an offer to repurchase such outstanding indebtedness. Our future debt instruments may contain similar provisions. It is possible that we will not have sufficient funds at the time of the Change of Control Triggering Event to complete the required repurchase of the notes and, if applicable, our other indebtedness.

 USE OF PROCEEDS

        The net proceeds from this offering, after deducting the underwriters' fees and the estimated expenses of the offering of US$5,317,500, will be US$742,747,500 and will be used for general corporate purposes.

 EARNINGS COVERAGE RATIOS OF THE COMPANY

        The Company's borrowing cost requirements for the 12-month periods ended December 31, 2015 and September 30, 2016 amounted to US$3,215 million and US$3,367 million, respectively, after giving effect to (i) the issuance of the notes, (ii) the issuance of US$500 million principal amount of 4.00% notes due January 15, 2025, (iii) the issuance of Cdn$350 million principal amount of 4.82% medium term notes due January 28, 2026, (iv) the issuance by a subsidiary of the Company of US$500 million principal amount of 4.25% notes due June 2, 2026, (v) the repayment of Cdn$300 million principal amount of 5.20% medium term notes due September 8, 2016 and (vi) the issuance of Cdn$500 million principal amount of 3.80% medium term notes due March 16, 2027, as if each such issuance or repayment had occurred on January 1, 2015 (collectively, the "Adjustments"). Net income attributable to shareholders before borrowing costs and income taxes for the 12-month periods ended December 31, 2015 and September 30, 2016 was US$5,701 million and US$5,926 million, respectively, which is approximately 1.8 times and 1.8 times the Company's borrowing cost requirements for the respective periods, after giving effect to the Adjustments.

        The earnings coverage ratios set forth above were calculated based on financial information prepared in accordance with IFRS.

 CONSOLIDATED CAPITALIZATION OF THE COMPANY

        The following table sets forth the consolidated capitalization of the Company (i) as at December 31, 2016 and (ii) as at December 31, 2016 as adjusted to give effect to the issuance of the notes hereunder. Please see the Company's press release dated February 9, 2017 in respect of the Company's unaudited financial results for the fourth quarter and year ended December 31, 2016, which is incorporated by reference in this Prospectus. We caution you that our 2016 year-end financial information presented below has not yet been approved by our board of directors and our external auditors have not yet completed the year-end audit. Although we do not foresee any material changes to the information presented below, we can provide no assurance that there will be no adjustments that may change this information when our 2016 annual financial statements are made available.

	As of December 31, 2016
	Actual		As adjusted
	(dollars in millions)
Corporate borrowings	US$	4,500	US$	5,243
Non-recourse borrowings
Property-specific mortgages		52,442		52,442
Subsidiary borrowings		7,949		7,949
Accounts payable and other liabilities		11,915		11,915
Liabilities associated with assets classified as held for sale		127		127
Deferred tax liabilities		9,640		9,640
Subsidiary equity obligations		3,565		3,565
Equity
Preferred equity		3,954		3,954
Non-controlling interests		43,235		43,235
Common equity		22,499		22,499

Total capitalization	US$	159,826	US$	160,569

        There was no material change in the share and loan capital of the Company, on a consolidated basis between September 30, 2016 and December 31, 2016 except the issuance of Cdn$300 million 4.80% Cumulative Class A Preference Shares, Series 46 by the Company in November 2016. Please see the Company's unaudited comparative interim consolidated financial statements for the three and nine months ended September 30, 2016, which are incorporated by reference in this Prospectus.

CONSOLIDATED CAPITALIZATION OF US LLC

        US LLC was formed on February 6, 2017 under the Delaware Limited Liability Company Act as a finance company with nominal share capital and no loan capital prior to this offering.

 DESCRIPTION OF THE NOTES

        The following description of the particular terms and provisions of the notes supplements and, to the extent inconsistent therewith, replaces, the description of the Debt Securities set forth in the base shelf prospectus under "Description of Debt Securities", to which reference is hereby made. Other capitalized terms used and not defined in this prospectus supplement have the meanings ascribed to them in the base shelf prospectus or in the Indenture (as defined herein).

        The notes will be issued as a separate series of debt securities under an indenture to be dated as of the date of the issuance of the notes (the "Indenture"), between US LLC, the Company, as guarantor, Computershare Trust Company, N.A., as U.S. trustee (the "U.S. Trustee") and Computershare Trust Company of Canada, as Canadian trustee (the "Canadian Trustee" and together with the U.S. Trustee, the "Trustees"). For a description of the rights attaching to different series of Debt Securities under the Indenture, see "Description of Debt Securities" in the base shelf prospectus. The Indenture is subject to the provisions of the U.S. Trust Indenture Act of 1939 and the Business Corporations Act (Ontario) and the Trustees are subject to such indenture legislation, as applicable. The U.S. Trustee and the Canadian Trustee are joint trustees under the Indenture. All references to "Trustees" in this Description of Notes may mean one or both Trustees, as the context may require. Notices to the Trustees may be served on either Trustee, and the U.S. Trustee will act as Paying Agent for the notes. The following statements relating to the notes and the Indenture are summaries and should be read in conjunction with the statements under "Description of Debt Securities" in the base shelf prospectus. Such information does not purport to be complete and is qualified in its entirety by reference to all of the provisions of the notes and the Indenture, including the definition of certain terms therein. It is the Indenture, and not these statements, that governs the rights of holders of the notes.

General

        The notes will be senior unsecured obligations of US LLC and will initially be limited to US$750,000,000 aggregate principal amount, all of which will be issued under a first supplemental indenture to be dated as of the date of the issuance of the notes (the "First Supplemental Indenture"). The notes will mature on April 1, 2024. The notes will bear interest at the rate of 4.000% per annum from March 10, 2017, or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semi-annually in arrears on April 1 and October 1 of each year, commencing on October 1, 2017, to the Persons in whose name the notes are registered at the close of business on the preceding March 1 or September 1, as the case may be. The notes will bear interest on overdue principal and premium, if any, and, to the extent permitted by law, overdue interest at 4.000% per annum plus 1%.

        The notes will be fully and unconditionally guaranteed by the Company.

        Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months. Principal of, and premium, if any, and interest on, the notes will be payable, and the notes may be presented for registration of transfer and exchange, at the corporate trust office of the Trustees and the office or agency of US LLC maintained for that purpose in New York, New York or Toronto, Ontario, provided that at the option of US LLC, payment of interest on the notes may be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register or by wire transfer to an account maintained by the Person entitled thereto as specified in the Security Register.

        The Company is structured as a holding company that conducts a significant proportion of its operating activities through subsidiaries. Although the Guarantee Obligations (as defined herein) are senior obligations of the Company, they are effectively subordinated to all existing and future liabilities of the Company's consolidated subsidiaries and operating companies, other than US LLC. The Indenture does not restrict the ability of the Company's subsidiaries to incur additional indebtedness. Because the Company is a holding company, the Company's ability to service its indebtedness is dependent on dividends and other payments made on its investments. Certain of the instruments governing the indebtedness of the companies in which the Company has an investment may restrict the ability of such companies to pay dividends or make other payments on investments under certain circumstances. Dividends paid in kind are excluded so long as they are retained in the same form as received and are legally and beneficially owned by the Company and/or one or more designated Affiliates of the Company.

        The Indenture does not limit the aggregate principal amount of Debt Securities which may be issued thereunder, and Debt Securities may be issued thereunder from time to time in one or more series up to the aggregate principal amount from time to time authorized by US LLC for each series. All Debt Securities issued by US LLC will be fully and unconditionally guaranteed by the Company.

Reopening of the Notes

        US LLC may from time to time, without the consent of the holders of the notes but with the consent of the Company, create and issue further notes having the same terms and conditions in all respects as the notes being offered hereby, except for the issue date, the issue price and the first payment of interest thereon. Additional notes issued in this manner will be consolidated with and will form a single series with the notes being offered hereby; provided that if such additional notes are not fungible with the original notes offered hereby for U.S. federal income tax purposes, then such additional notes will be issued with a separate CUSIP or ISIN number so that they are distinguishable from the original notes.

Redemption and Repurchase

        The notes will be redeemable at US LLC's option (A) in whole or in part, at any time and from time to time and/or (B) in whole on or after February 1, 2024 (the date that is two months prior to the maturity date), in each case on payment of the applicable Redemption Price (as defined herein). If less than all of the notes are to be redeemed pursuant to (A), the notes so redeemed will be cancelled and will not be re-issued.

        In connection with such optional redemption, the following defined terms apply:

        "Adjusted Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the second business day immediately preceding that redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

        "Comparable Treasury Issue" means the United States Treasury security selected by the Independent Investment Banker that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

        "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of four Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (ii) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

        "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by US LLC to act as the "Independent Investment Banker".

        "Redemption Price" means in the case of (A) above, the greater of (i) 100% of the principal amount of the notes to be redeemed, and (ii) the sum of the present values of the Remaining Scheduled Payments discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus 30 basis points, and in the case of (B) above, 100% of the principal amount of the notes to be redeemed, together with, in each case, accrued and unpaid interest on the principal amount of the notes to be redeemed to the date of redemption.

        "Reference Treasury Dealer" means each of Citigroup Global Markets Inc. and Deutsche Bank Securities Inc. and their respective successors, each a recognized investment banking firm that is a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"); provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, US LLC shall substitute therefor another nationally recognized investment banking firm that is a Primary Treasury Dealer to be a Reference Treasury Dealer.

        "Reference Treasury Dealer Quotations" means, with respect to any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by the Reference Treasury Dealers at 3:30 p.m., New York City time, on the third business day preceding that redemption date.

        "Remaining Scheduled Payments" means, with respect to each note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would have been due after the related redemption date but for such redemption; provided, however, that, if that redemption date is not an interest payment date with respect to such note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to that redemption date.

        Notice of any redemption will be delivered at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed. On and after any redemption date, interest will cease to accrue on the notes or any portion thereof called for redemption. On or before any redemption date, US LLC shall deposit with the Trustees or with a Paying Agent money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on such date. If less than all the notes are to be redeemed, the notes to be redeemed shall be selected by the Trustees at US LLC's direction by such method as US LLC and the Trustees shall deem fair and appropriate. The Redemption Price shall be calculated by the Independent Investment Banker and US LLC, the Trustees and any Paying Agent for the notes shall be entitled to rely on such calculation.

Affiliate Purchase on Maturity

        Notwithstanding the other provisions of the Indenture, US LLC may, by providing notice to the Trustees at least two Business Days prior to the Maturity, elect to have an Affiliate of US LLC or the Company purchase all, but not less than all, of the notes so to be redeemed or repaid at a price equal to the Redemption Price, in the case of notes called for redemption, or the principal amount, in the case of notes coming due at the Stated Maturity (in each case, the "Repayment Price"). Upon payment therefor of an amount equal to the Repayment Price as well as payment by US LLC of accrued interest and premium, if any, such notes shall be transferred to such Affiliate in accordance with the transfer provisions of the Indenture and such notes shall not become due and payable on Maturity, provided that such Affiliate shall not be permitted to vote such notes in any matter unless 100% of the notes entitled to be voted in respect of such matter are held by US LLC, the Company or their Affiliates. Should such Affiliate fail to make full payment of the Repayment Price on Maturity, then such notes shall become due and payable as otherwise provided for in the Indenture.

Change of Control

        If a Change of Control Triggering Event (as defined herein) occurs, unless US LLC has exercised its right to redeem the notes as described above, US LLC will be required to make an offer to repurchase all, or any part, (equal to US$2,000 or a subsequent multiple of US$1,000) of each holder's notes pursuant to the offer described below (the "Change of Control Offer") on the terms set forth in the notes. In the Change of Control Offer, US LLC will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased (the "Change of Control Payment"), to the date of purchase.

        Within 30 days following any Change of Control Triggering Event, US LLC will be required to deliver a notice to holders of notes, with a copy to the Trustees, describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is delivered (the "Change of Control Payment Date"), pursuant to the procedures required by the notes and described in such notice. US LLC must comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control (as defined herein) provisions of the notes, US LLC will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the notes by virtue of such conflicts.

        On the Change of Control Payment Date, US LLC will be required, to the extent lawful, to:

  •
  accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

  •
  deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

  •
  deliver or cause to be delivered to the Trustees the notes properly accepted together with an Officers' Certificate stating the aggregate principal amount of notes or portions of notes being purchased by US LLC.

        The Paying Agent will be required to promptly deliver to each holder who properly tendered notes, the purchase price for such notes, and the Trustees will be required to promptly authenticate and deliver (or cause to be delivered) to each such holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of US$2,000 or a subsequent multiple of US$1,000.

        US LLC will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by US LLC and such third party purchases all notes properly tendered and not withdrawn under its offer.

        For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

        "Below Investment Grade Rating Event" means that on any day within the 60 day period (which shall be extended during an Extension Period) after the earlier of (1) the occurrence of a Change of Control or (2) the first public notice of the occurrence of a Change of Control or the intention by the Company to effect a Change of Control, the notes are rated below an Investment Grade Rating by at least two out of three of the Rating Agencies if there are three Rating Agencies or all of the Rating Agencies if there are fewer than three Rating Agencies. Notwithstanding the foregoing, a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustees in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the ratings event). For the purpose of this definition, an "Extension Period" shall occur and continue for so long as the aggregate of (i) the number of Rating Agencies that have placed the notes on publicly announced consideration for possible downgrade during the initial 60-day period and (ii) the number of Rating Agencies that have downgraded the notes to below an Investment Grade Rating during either the initial 60-day period or the Extension Period provided for in clause (i) is sufficient to result in a Change of Control Triggering Event should one or more of the Rating Agencies that have placed the notes on publicly announced consideration for possible downgrade subsequently downgrade the notes to below an Investment Grade Rating. The Extension Period shall terminate when one of the Rating Agencies has confirmed that the notes are not subject to consideration for a possible downgrade, and have not downgraded the notes, to below an Investment Grade Rating.

        "Change of Control" means the consummation of any transaction including, without limitation, any merger, amalgamation, arrangement or consolidation the result of which is that any person or group of related persons, other than the Company, its Subsidiaries, its or such Subsidiaries' employee benefit plans, or Management and/or any entity or group of entities controlled by Management (provided that upon the consummation of a transaction by Management and/or an entity or group of entities controlled by Management, the Company's Class A Shares or other Voting Stock into which the Company's Class A Shares are reclassified, consolidated, exchanged or changed continue to be listed and posted for trading on a national securities exchange in the United States, Canada or Europe), becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of (i) more than 50% of the voting power of each class of the Company's Voting Stock or other Voting Stock into which the Company's Voting Stock is reclassified, consolidated, exchanged or changed measured by voting power rather than number of shares, or (ii) Voting Stock sufficient to enable it to elect a majority of the members of the Company's board of directors. For the purposes of this provision, "person" and "group" have the meanings they have in Sections 13(d) and 14(d) of the Exchange Act.

        For the purposes of the Indenture, an entity will be deemed to be controlled by Management if the individuals comprising Management are the beneficial owners, directly or indirectly, of, in aggregate, (i) more than 50% of the voting power of such entity's voting stock measured by voting power rather than number of shares or (ii) such entity's voting stock sufficient to enable them to elect a majority of the members of such entity's board of directors (or similar body).

        "Change of Control Triggering Event" means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

        "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's, BBB- (or the equivalent) by S&P and BBB(low) (or the equivalent) by DBRS.

        "Management" means the Company's directors, officers or employees (or directors, officers or employees of its Subsidiaries) immediately prior to the consummation of any transaction that would constitute a Change of Control, acting individually or together.

        "Rating Agencies" means (1) each of Moody's, S&P and DBRS and (2) if any of the foregoing Rating Agencies ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of US LLC or the Company's control, a "nationally recognized statistical rating organization" within the meaning of Section 3(a)(62) under the Exchange Act, selected by US LLC (as certified by a resolution of its Board of Managers) as a replacement agency for Moody's, S&P or DBRS, or some or all of them, as the case may be.

        "Voting Stock" of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

        The failure by US LLC to comply with the obligations described under "— Change of Control" will constitute an event of default with respect to the notes.

        The Change of Control Triggering Event feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the notes, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings on the notes. Restrictions on our ability to incur liens are contained in the covenants as described in this prospectus supplement under "Description of the Notes — Covenants — Negative Pledge".

Covenants

        The following covenants shall apply to the notes:

  Negative Pledge

        Neither US LLC, nor the Company will create any Lien (as defined herein) on any of their property or assets to secure any indebtedness for borrowed money without in any such case effectively providing that the notes, in the case of US LLC, and the Guarantee Obligations, in case of the Company (together with, if US LLC or the Company, as applicable, shall so determine, any other indebtedness of US LLC or the Company, as applicable, which is not subordinate to the notes or the Guarantee Obligations, as applicable), shall be secured equally and ratably with (or prior to) such secured indebtedness, so long as such secured indebtedness shall be so secured; provided, however, that the foregoing restrictions shall not apply to:

  (a)
  Liens on any property or assets existing at the time of acquisition thereof (including acquisition through merger or consolidation) to secure, or securing, the payment of all or any part of the purchase price, cost of improvement or construction cost thereof or securing any indebtedness incurred prior to, at the time of or within 120 days after, the acquisition of such property or assets or the completion of any such improvement or construction, whichever is later, for the purpose of financing all or any part of the purchase price, cost of improvement or construction cost thereof or to secure, or securing, the repayment of money borrowed to pay, in whole or in part, such purchase price, cost of improvement or construction cost or any vendor's privilege or lien on such property securing all or any part of such purchase price, cost of improvement or construction cost, including title retention agreements and leases in the nature of title retention agreements (provided such Liens are limited to such property or assets and to improvements on such property);

  (b)
  Liens arising by operation of law;

  (c)
  any other Lien arising in connection with indebtedness if, after giving effect to such Lien and any other Lien created pursuant to this paragraph (c), the aggregate principal amount of indebtedness secured thereby would not exceed 5% of the Company's Consolidated Net Worth; and

  (d)
  any extension, renewal, substitution or replacement (or successive extensions, renewals, substitutions or replacements), as a whole or in part, of any of the Liens referred to in paragraphs (a) and (b) above or any indebtedness secured thereby; provided that such extension, renewal, substitution or replacement Lien shall be limited to all or any part of substantially the same property or assets that secured the Lien extended, renewed, substituted or replaced (plus improvements on such property) and the principal amount of indebtedness secured by such Lien at such time is not increased.

  Status of US LLC

        US LLC shall at all times remain a Subsidiary of the Company.

Certain Definitions

        Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all defined terms.

        "Affiliate" of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, "control", when used with respect to any Person, means the power to influence the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "Capital Stock" of any Person means any and all shares, units, interests, participations or other equivalents (however designated) of corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person.

        "Guarantee Obligations" means the guarantee obligations of the Company pursuant to Article 5 of the Indenture but solely in respect of the notes.

        "Lien" means, with respect to any property or asset, any mortgage, charge, hypothecation, pledge, encumbrance on, or other security interest in, such property or asset.

        "Subsidiary" of any Person means (i) a corporation 50% or more of the combined voting power of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof, or (ii) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

Additional Amounts

        All payments made by the Company pursuant to its Guarantee Obligations under or with respect to the notes will be made free and clear of, and without withholding or deduction for or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charge imposed or levied by or on behalf of the Government of Canada or of any province or territory thereof or by any authority or agency therein or thereof having power to tax (hereinafter "Taxes"), unless the Company is required to withhold or deduct Taxes by law or by the interpretation or administration thereof. If the Company is so required to withhold or deduct any amount for or on account of Taxes from any payment made by it pursuant to its Guarantee Obligations under or with respect to the notes, the Company will pay such additional amounts ("Additional Amounts") as may be necessary so that the net amount received by each Holder or beneficial owner (including Additional Amounts) after such withholding or deduction will not be less than the amount the Holder or beneficial owner would have received if such Taxes had not been withheld or deducted; provided that no Additional Amounts will be payable with respect to: (a) any payment to a Holder or beneficial owner who is liable for such Taxes in respect of such note (i) by reason of such Holder or beneficial owner, or any other person entitled to payments on the note, being a person with whom US LLC or the Company does not deal at arm's length (within the meaning of the Income Tax Act (Canada) (the "Tax Act")) or (ii) by reason of the existence of any present or former connection between such Holder or beneficial owner (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of power over, such Holder or beneficial owner, if such Holder or beneficial owner is an estate, trust, partnership, limited liability company or corporation) and Canada or any province or territory thereof or therein other than the mere ownership, or receiving payments under or enforcing any rights in respect of such note as a non-resident or deemed non-resident of Canada or any province or territory thereof or therein; (b) any Tax that is levied or collected other than by withholding from payments on or in respect of the notes; (c) any note presented for payment (where presentation is required) more than 30 days after the later of (i) the date on which such payment first becomes due or (ii) if the full amount of the monies payable has not been paid to the Holders of the notes on or prior to such date, the date on which the full amount of such monies has been paid to the Holders of the notes, except to the extent that the Holder of the notes would have been entitled to such Additional Amounts on presentation of the same for payment on the last day of such period of 30 days; (d) any estate, inheritance, gift, sales, transfer, excise or personal property tax or any similar Tax; (e) any Tax imposed as a result of the failure of a Holder or beneficial owner to comply with certification, identification, declaration or similar reporting requirements concerning the nationality, residence, identity or connection with Canada or any province or territory thereof or therein of such Holder or beneficial owner, if such compliance is required by statute or by regulation, as a precondition to reduction of, or exemption, from such Tax; (f) any withholding or deduction imposed pursuant to (i) Sections 1471 to 1474 of the U.S. Internal Revenue Code of 1986, as amended ("FATCA"), or any successor version thereof, or any similar legislation imposed by any other governmental authority, (ii) any treaty, law or regulation or other official guidance enacted by Canada implementing FATCA or an intergovernmental agreement with respect to FATCA or any similar legislation imposed by any other governmental authority, or (iii) any agreement between the Company and the United States or any authority thereof implementing FATCA; or (g) any combination of the foregoing clauses (a) to (f).

        The Company will also (1) make such withholding or deduction and (2) remit the full amount deducted or withheld by it to the relevant authority in accordance with applicable law. The Company will furnish to the Holders of the notes, within 30 days after the date the payment of any Taxes by it is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by it. The Company will indemnify and hold harmless each Holder and, upon written request, will reimburse each such Holder for the amount of (i) any Taxes (other than any Taxes for which Additional Amounts would not be payable pursuant to clauses (a) through (g) above) levied or imposed and paid by such Holder as a result of payments made under or with respect to the notes which have not been withheld or deducted and remitted by the Company in accordance with applicable law, (ii) any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, and (iii) any Taxes (other than any Taxes for which Additional Amounts would not be payable pursuant to clauses (a) through (g) above) imposed with respect to any reimbursement under clause (i) or (ii) above, but excluding any such Taxes on such Holder's net income.

        Whenever in the Indenture there is mentioned, in any context, the payment of principal (and premium, if any), Redemption Price, Purchase Price, Change of Control Payment, interest or any other amount payable under or with respect to any note, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

The Trustees

        The address of the Canadian Trustee is 100 University Avenue, 11th Floor, Toronto, Ontario M5J 2Yl. The address of the U.S. Trustee and Paying Agent is 8742 Lucent Boulevard, Suite 225, Highlands Ranch, CO 80129.

Book-Entry System

        Each of the notes will be represented by one or more global notes (collectively, the "Global Notes") registered in the name of The Depository Trust Company, or its nominee, as Depositary (the "Depositary"). The provisions set forth under "Description of Debt Securities — Registered Global Debt Securities" in the accompanying base shelf prospectus will be applicable to the notes. Accordingly, beneficial interests in the notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its Participants (as defined herein). Except as described under "Description of Debt Securities — Registered Global Debt Securities" in the base shelf prospectus, owners of beneficial interests in the Global Notes will not be entitled to receive notes in definitive form and will not be considered holders of notes under the Indenture.

        The Depositary has advised US LLC, the Company and the underwriters as follows: the Depositary, the world's largest depositary, is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. The Depositary holds and provides asset servicing for over 2.2 million issues of U.S. and non-U.S. equity, corporate and municipal debt issues, and money market instruments from over 100 countries that the Depositary's participants ("Direct Participants") deposit with the Depositary. The Depositary also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants' accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. The Depositary is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC, in turn, is owned by a number of Direct Participants of the Depositary and members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation and Emerging Markets Clearing Corporation (who are also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the Depositary's system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants" and with Direct Participant "Participants"). The Depositary has Standard & Poor's highest rating: AAA. The Depositary's Rules applicable to its Participants are on file with the U.S. Securities and Exchange Commission. More information about the Depositary can be found at www.dtcc.com and www.dtc.org.

        Principal and interest payments on the notes registered in the name of the Depositary's nominee will be made in immediately available funds to the Depositary's nominee as the registered owner of the Global Notes. Under the terms of the Indenture, US LLC and the Trustees will treat the persons in whose names the notes are registered as the owners of such notes for the purpose of receiving payment of principal and interest on such notes and for all other purposes whatsoever. Therefore, neither US LLC, the Company, the Trustees nor any Paying Agent for the notes has any direct responsibility or liability for the payment of principal or interest on the notes to owners of beneficial interests in the Global Notes. The Depositary has advised US LLC, the Company and the Trustees that its current practice is, upon receipt of any payment of principal or interest, to credit the accounts of Participants on the payment date with such payment in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown in the records of the Depositary, unless the Depositary has reason to believe that it will not receive payment on the payment date. Payments by Direct Participants and Indirect Participants to owners of beneficial interests in the Global Notes will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of the Direct Participants or Indirect Participants, and not of the Depositary, the Trustees, US LLC or the Company, subject to any statutory requirements as may be in effect from time to time. Payment of principal and interest to the Depositary is the responsibility of US LLC or the Trustees, disbursement of such payments to Participants shall be the responsibility of the Depositary, and the disbursement of such payments to the owners of beneficial interests in the Global Notes shall be the responsibility of Participants.

        US LLC understands that, under existing industry practice, if US LLC were to request any action by the Holders or if an owner of a beneficial interest in the Global Notes were to desire to take any action that the Depositary, as the registered owner of the Global Notes, is entitled to take, the Depositary would authorize Participants to take such action, and that Participants would, in turn, authorize beneficial owners owning through them to take such action or would otherwise act upon the instructions of such beneficial owners.

 CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

        In the opinion of Torys LLP, counsel to US LLC, and Goodmans LLP, Canadian counsel to the Underwriters, the following is, at the date hereof, a summary of the principal Canadian federal income tax considerations generally applicable to a holder of notes who acquires notes pursuant to this Prospectus Supplement and who, at all relevant times, for purposes of the Income Tax Act (Canada) (the "Tax Act"), is a resident of Canada, holds the notes as capital property, deals with US LLC at arm's length and is not affiliated with US LLC (a "Holder"). Generally, the notes will be considered to be capital property to a Holder provided that the Holder does not hold the notes in the course of carrying on a business of buying and selling securities and has not acquired them in one or more transactions considered to be an adventure or concern in the nature of trade.

        The notes will not be "Canadian securities" for the purpose of the irrevocable election under subsection 39(4) of the Tax Act to treat all "Canadian securities," as defined in the Tax Act, owned by a Holder as capital property, and therefore no such election will apply to the notes. Holders who do not hold notes as capital property should consult their own tax advisors regarding their particular circumstances.

        This summary is not applicable to a Holder that is a "financial institution" (as defined in the Tax Act for purposes of the mark-to-market rules), a Holder an interest in which is a "tax shelter investment" (as defined in the Tax Act), a Holder that has elected to report its "Canadian tax results" in a functional currency in accordance with the provisions of the Tax Act or a Holder that has entered into or will enter into a "derivative forward agreement" (as defined in the Tax Act) in respect of the notes. Such Holders should consult their own tax advisors having regard to their particular circumstances.

        This summary assumes that US LLC is not and will not become a resident of Canada and that no payment under the notes is, or will at any time in the futrure, be deductible to US LLC in computing its taxable income earned in Canada, in each case for the purposes of the Tax Act.

        This summary is based upon the facts set out in the base shelf prospectus and this Prospectus Supplement, the current provisions of the Tax Act and the regulations thereunder in force at the date of this Prospectus Supplement, all specific proposals to amend the Tax Act and the regulations thereunder publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof and counsel's understanding of the current administrative policies or assessment practices published in writing by the Canada Revenue Agency (the "CRA") prior to the date hereof. There can be no assurance that the proposed amendments will be implemented in their current form or at all. This summary does not otherwise take into account or anticipate any changes of law or practice, whether by judicial, governmental or legislative decision or action or changes in the administrative policies or assessment practices of the CRA, nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ significantly from those discussed herein.

        This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Holder, and no representations with respect to the income tax consequences to any particular Holder are made. Accordingly, prospective purchasers should consult their own tax advisors for advice with respect to the tax consequences to them of acquiring, holding and disposing of the notes, including the application and effect of the income and other tax laws of any country, province, territory, state or local tax authority.

        For purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of notes (including interest, adjusted cost base and proceeds of disposition) must be expressed in Canadian dollars. For purposes of the Tax Act, amounts denominated in U.S. dollars generally must be converted into Canadian dollars using the appropriate exchange rate determined in accordance with the detailed rules in the Tax Act in that regard.

Interest

        A Holder that is a corporation, partnership, unit trust or any trust of which a corporation or partnership is a beneficiary will be required to include in computing its income for a taxation year any interest on the notes that accrues (or is deemed to accrue) to the Holder to the end of the particular taxation year or that becomes receivable by or is received by the Holder before the end of that taxation year, including on a redemption or repayment at maturity and including amounts, if any, deducted for U.S. withholding tax, except to the extent that such interest was otherwise included in the Holder's income for a preceding taxation year.

        Any other Holder, including an individual and a trust of which neither a corporation nor a partnership is a beneficiary, will be required to include in income for a taxation year any interest on a note received or receivable by such Holder in that taxation year (depending upon the method regularly followed by the Holder in computing income), including on a redemption or repayment at maturity and including amounts, if any, deducted for U.S. withholding tax, except to the extent that the interest was included in the Holder's income for a preceding taxation year.

        Any premium paid by US LLC to a Holder because of the redemption or purchase for cancellation by it of a note before maturity generally will be deemed to be interest received at that time by the Holder to the extent that such premium can reasonably be considered to relate to, and does not exceed the value at the time of the redemption or purchase for cancellation of, the interest that would have been paid or payable by US LLC on the note for a taxation year ending after the redemption or purchase for cancellation.

        A Holder that is a "Canadian-controlled private corporation" (as defined in the Tax Act) may be liable to pay an additional refundable tax on certain investment income, including amounts of interest.

        To the extent that U.S. withholding tax is payable by a Holder to a country other than Canada in respect of interest received on the notes, the Holder may be eligible for a foreign tax credit or deduction under the Tax Act to the extent and under the circumstances described in the Tax Act. Holders should consult their own tax advisors regarding the availability of a foreign tax credit or deduction, having regard to their particular circumstances.

Discount

        To the extent that the principal amount of a note exceeds the amount for which it was issued, this difference (the "discount") will give rise to Canadian tax consequences which will depend on the amount and nature of the discount. Generally, the discount will, depending on the circumstances, be considered to be either in the nature of interest and included in the Holder's income during the term of the note or on the maturity of note, or a capital gain which will be realized on the maturity of the note. If the amount of the discount is such that the yield on the notes expressed in terms of an annual rate on the amount for which such notes were issued, is more than four-thirds of the interest rate stipulated to be payable on the principal amount thereof, such discount will be included in the income of the Holder in the year the Holder acquires such notes. Any amount so included in the income of the Holder will be added to the adjusted cost base of the note. Holders are urged to consult their own tax advisors with respect to the treatment of any discount.

Disposition

        On a disposition or deemed disposition of a note, whether on redemption, purchase for cancellation or otherwise, a Holder generally will be required to include in its income the amount of interest accrued (or deemed to accrue) to the Holder on the note from the date of the last interest payment to the date of disposition, except to the extent that such amount has otherwise been included in the Holder's income for the taxation year or a previous taxation year. In general, a disposition or deemed disposition of a note will give rise to a capital gain (or capital loss) to the extent that the proceeds of disposition, net of any accrued interest and any other amount included in computing income and any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the note to the Holder immediately before the disposition.

        One-half of the amount of any capital gain (a "taxable capital gain") realized by a Holder in a taxation year generally must be included in the Holder's income for that year, and one-half of the amount of any capital loss (an "allowable capital loss") realized by a Holder in a taxation year must generally be deducted from taxable capital gains realized by the Holder in that year. Allowable capital losses in excess of taxable capital gains may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years to the extent and under the circumstances described in the Tax Act.

        A Holder that is a "Canadian-controlled private corporation" may be liable to pay an additional refundable tax on certain investment income, including amounts of taxable capital gains.

        Individuals or trusts (other than certain trusts) may be subject to an alternative minimum tax under the Tax Act in respect of net capital gains realized by them.

        U.S. tax, if any, levied on any gain realized on a disposition of notes may be eligible for a foreign tax credit under the Tax Act to the extent and under the circumstances described in the Tax Act. Holders should consult their own tax advisors with respect to the availability of a foreign tax credit, having regard to their particular circumstances.

Foreign Property Information Reporting

        Indebtedness owed by a non-resident of Canada is "specified foreign property" for the purposes of the Tax Act. A Holder that is a "specified Canadian entity" for a taxation year and whose total cost amount of "specified foreign property" at any time in the year exceeds C$100,000 (as such terms are defined in the Tax Act) will be required to file an information return for the year to disclose certain prescribed information. Subject to certain exceptions, a Holder will generally be a specified Canadian entity. The notes will be "specified foreign property" to a Holder. Penalties may apply where a Holder fails to file the required information return in respect of such Holder's "specified foreign property" on a timely basis in accordance with the Tax Act. Holders should consult their own tax advisors regarding whether they must comply with these reporting requirements, having regard to their particular circumstances.

 CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of certain U.S. federal income tax considerations relating to the purchase, ownership, and disposition of a note purchased pursuant to this offering at the price set forth on the cover of this prospectus supplement. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), administrative pronouncements, published rulings, judicial decisions, existing Treasury Regulations promulgated under the Code and interpretations of the foregoing, as in effect on the date hereof, all of which are subject to change (possibly with retroactive effect) and differing interpretations. This summary discusses only notes held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment purposes). This summary is intended for general information purposes only and does not discuss all of the tax consequences that may be relevant based on the particular circumstances of a holder or to holders subject to special tax rules, such as banks or other financial institutions, tax exempt organizations, insurance companies, regulated investment companies, real estate investment trusts or other common trust funds, partnerships or other pass through entities (and any investors thereof), certain former citizens or long term residents of the United States, dealers or traders in securities or foreign currency, holders subject to the alternative minimum tax, U.S. Holders (as defined below) whose functional currency is not United States dollars, persons that hold notes that are a hedge or that are hedged against currency risks or that are part of a straddle or conversion transaction, and holders that are controlled foreign corporations. In addition, this summary does not address any aspects of other U.S. federal tax laws, such as estate and gift tax laws or the Medicare contribution tax on net investment income, or any applicable state, local or non-U.S. tax laws.

        For purposes of this summary, a "U.S. Holder" is a beneficial owner of a note that, for U.S. federal income tax purposes, is (i) a citizen or individual resident of the United States; (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, that is created in or organized under the laws of the United States, any State thereof, or the District of Columbia; (iii) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or (iv) a trust if (A) a U.S. court is able to exercise primary supervision of the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (B) the trust has made a valid election to be treated as a U.S. person under applicable Treasury Regulations. A "Non-U.S. Holder" is a beneficial owner of a note that, for U.S. federal income tax purposes, is neither a U.S. Holder nor a partnership or other entity or arrangement treated as a partnership.

        If a partnership, or other entity or arrangement treated as a partnership for U.S. federal income tax purposes, owns a note, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partners in a partnership that owns a note are urged to consult their own tax advisers as to the particular U.S. federal income tax consequences applicable to them.

        This summary does not constitute, and should not be considered as, legal or tax advice to holders of notes. Prospective investors are urged to consult their own tax advisers with regard to the application of the tax considerations discussed below to their particular situations as well as the application of any state, local, non-U.S. or other tax laws, including gift and estate tax laws.

Consequences to U.S. Holders

  Payments of Interest

        Payments of interest on a note generally will be taxable to a U.S. Holder as ordinary income at the time received or accrued, in accordance with such holder's method of accounting for U.S. federal income tax purposes.

  Effect of Repurchase Upon a Change of Control Triggering Event

        US LLC will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase upon the occurrence of a Change of Control Triggering Event (as described above). It is possible that US LLC's offer to repurchase the notes at a premium could implicate the Treasury Regulations relating to "contingent payment debt instruments." If the notes were characterized as contingent payment debt instruments, U.S. Holders might, among other things, be required to accrue interest income at a rate higher than the stated interest on the notes and to treat any gain recognized on the sale, exchange, retirement, redemption or other taxable disposition of a note as ordinary income rather than as capital gain.

        US LLC intends to take the position that the likelihood of such repurchase of the notes at a premium is remote or incidental, and thus that the notes should not be treated as contingent payment debt instruments. US LLC's determination that such a contingency is remote or incidental is binding on a U.S. Holder, unless the U.S. Holder discloses a contrary position in the manner required by applicable Treasury Regulations. US LLC's determination, however, is not binding on the U.S. Internal Revenue Service ("IRS"), and the IRS could challenge this determination.

        This summary assumes that US LLC's determination that such a contingency is remote or incidental is correct. U.S. Holders are urged to consult their own tax advisers regarding the possible application of the special rules related to contingent payment debt instruments.

  Original Issue Discount

        It is expected, and this summary assumes, that the notes will not be issued with original issue discount ("OID"). If, however, the stated redemption price of a note were to exceed its issue price by more than a de minimis amount, then a U.S. Holder would be required to treat such excess amount as OID, which would be treated for U.S. federal income tax purposes as accruing over the term of the note as interest income. Thus, a U.S. Holder would be required to include OID in income in advance of the receipt of the cash to which such OID is attributable. Such U.S. Holder's adjusted tax basis in a note would be increased by the amount of any OID included in such U.S. Holder's gross income. In compliance with Treasury Regulations, if US LLC determines that the notes have OID, then US LLC will provide certain information to the IRS and U.S. Holders that is relevant to determining the amount of OID in each accrual period.

  Sale, Exchange, Redemption or Other Taxable Disposition of Notes

        Upon the sale, exchange, redemption or other taxable disposition of a note, a U.S. Holder generally will recognize gain or loss, if any, for U.S. federal income tax purposes, equal to the difference between (i) the amount realized on such sale or other taxable disposition (other than amounts received that are attributable to accrued but unpaid interest, which will be taxed as interest to the extent not previously included in income, as described above) and (ii) such U.S. Holder's adjusted tax basis in the note. A U.S. Holder's adjusted tax basis in a note generally will be the amount paid for the note less the amount of any payments on the note other than interest.

        Gain or loss recognized by a U.S. Holder on a sale or other taxable disposition of the notes generally will constitute capital gain or loss and will be long-term capital gain or loss if the notes were held by such U.S. Holder for more than one year. For non-corporate U.S. Holders, the net amount of long-term capital gain generally will be subject to taxation at reduced rates. A U.S. Holder's ability to offset capital losses against ordinary income is limited.

Consequences to Non-U.S. Holders

  Payments of Interest

        Subject to the discussions of backup withholding and FATCA below, interest paid on a note to a Non-U.S. Holder generally will not be subject to U.S. federal income tax, provided that the Non-U.S. Holder:

  •
  does not conduct a trade or business within the United States to which the interest income is effectively connected (or, if certain tax treaties apply, such interest is not attributable to a permanent establishment in the United States by the Non-U.S. Holder);

  •
  is not a bank receiving interest as described in Section 881(c)(3) of the Code;

  •
  does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Brookfield US Corporation, a Delaware corporation that wholly owns US LLC; and

  •
  (i) furnishes its name and address, and certifies under penalties of perjury that it is not a U.S. person (generally by properly executing IRS Form W-8BEN or IRS Form W-8BEN-E) or (ii) satisfies certain documentary evidence requirements for establishing that it is not a U.S. person. In addition, we or our paying agent must not have actual knowledge or reason to know that the beneficial owner of the notes is a U.S. person or that any of the information, certifications or statements in the IRS Form W-8BEN or IRS Form W-8BEN-E are incorrect.

        Payments of interest made to a Non-U.S. Holder that does not satisfy the foregoing requirements will be subject to a 30% U.S. federal withholding tax, unless the Non-U.S. Holder provides (i) a properly executed IRS Form W-8BEN or IRS Form W8BEN-E establishing an exemption from (or a reduction of) withholding under an applicable income tax treaty or (ii) a properly executed IRS Form W-8ECI certifying that such interest is not subject to withholding tax because the interest is effectively connected with the conduct of a trade or business in the United States (and if an applicable tax treaty so requires, attributable to a permanent establishment in the United States).

        If interest on the notes is effectively connected with the conduct of a trade or business in the United States by a Non-U.S. Holder and, if certain tax treaties apply, such interest is attributable to a permanent establishment in the United States, then the Non-U.S. Holder will generally be subject to U.S. federal income tax on the receipt or accrual of such interest on a net income basis at the regular graduated U.S. federal income tax rates generally applicable to U.S. Holders and, in the case of a Non-U.S. Holder that is a foreign corporation, may also be subject to an additional branch profits tax (currently imposed at a rate of 30% (except as otherwise specified by an applicable income tax treaty) on the portion of its earnings and profits that is effectively connected with its conduct of a trade or business in the United States, subject to adjustments.

  Sale, Exchange, Redemption or Other Taxable Disposition of Notes

        Subject to the discussions of backup withholding and FATCA withholding below, upon the sale, exchange, redemption or other disposition of a note, a Non-U.S. Holder generally will not be subject to U.S. federal income tax (or any withholding thereof) on any amount that constitutes capital gain. However, gain that is effectively connected with a Non-U.S. Holder's conduct of a trade or business in the United States (and if an applicable tax treaty so requires, attributable to a permanent establishment in the United States) generally will be subject to U.S. federal income tax (but not U.S. withholding tax) on a net income basis at the regular graduated U.S. federal income tax rates generally applicable to U.S. Holders. Further, in the case of a Non-U.S. Holder who is an individual, if such holder is present in the United States for 183 or more days in the taxable year in which a sale, exchange, redemption or other taxable disposition of a note occurs, such holder will be subject to a flat 30% tax on the gain derived from such sale, exchange, redemption or other disposition, which may be offset by certain U.S.-source capital losses. A Non-U.S. Holder that is a corporation may also be subject to an additional "branch profits" tax at a rate of 30% (except as otherwise specified by an applicable income tax treaty) on the portion of its earnings and profits that is effectively connected with its conduct of a trade or business in the United States, subject to adjustments.

        Non-U.S. Holders are urged to consult their own tax advisers regarding the U.S. federal income tax consequences of investing in notes.

Information Reporting and Backup Withholding

        In general, information reporting will apply to payments of interest on a note and payments of the proceeds from a sale or other taxable disposition of a note made to U.S. Holders other than certain exempt recipients (such as corporations). In addition, a U.S. Holder may be subject to backup withholding tax on such payments if such U.S. Holder does not provide a taxpayer identification number, fails to certify that such holder is not subject to backup withholding tax, or otherwise fails to comply with applicable backup withholding tax rules. Non-U.S. Holders generally will be exempt from backup withholding and additional information reporting provided, if necessary, they demonstrate their qualification for exemption. Holders are urged to consult their own tax advisers regarding the qualification for an exemption from backup withholding and information reporting and the procedures for obtaining such an exemption, if applicable. Any amounts withheld under the backup withholding rules will be allowed as a credit against the holder's U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

        In addition, we must report annually to the IRS and to each Non-U.S. Holder the amount of any interest paid to such Non-U.S. Holder regardless of whether any tax was actually withheld. Copies of the information returns reporting such interest payments and the amount withheld may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable tax treaty.

FATCA Withholding

        Pursuant to Sections 1471 through 1474 of the Code, commonly known as the Foreign Account Tax Compliance Act ("FATCA"), a 30% withholding tax may be imposed on certain payments to a holder or certain foreign financial institutions, investment funds or other non-U.S. persons receiving payments on behalf of a holder, if such holders or institutions fail to comply with certain information reporting requirements. Such payments potentially subject to withholding tax under FATCA include U.S.-source interest and gross proceeds from the sale or other disposition of an instrument that can produce U.S.-source interest (in the case of a sale or disposition occurring on or after January 1, 2019). Payments of interest received by a holder of notes could be subject to such withholding if such holder is subject to the FATCA information reporting requirements and fails to comply with them, or if such holder holds notes through a non-U.S. person (such as a non-U.S. bank or broker) that fails to comply with these requirements (even if payments to such holder would not otherwise have been subject to withholding under FATCA). An intergovernmental agreement between the United States and an applicable foreign country, or other guidance, may modify these requirements. Holders are urged to consult their own tax advisers regarding the implications under FATCA for an investment in notes.

        The preceding discussion of certain U.S. federal income tax consequences is for general information only and is not tax advice. Accordingly, prospective investors are urged to consult their own tax advisers as to the particular tax consequences to them of purchasing, owning and disposing of notes, including the applicability and effect of any federal, state, local or non-U.S. tax laws and of any proposed changes in applicable law.

 UNDERWRITING

        Under the terms and subject to the conditions contained in an underwriting agreement dated March 7, 2017, US LLC has agreed to sell to the underwriters named below, for whom Citigroup Global Markets Inc. and Deutsche Bank Securities Inc. are acting as representatives (the "Representatives"), the following respective principal amounts of notes:

Underwriter	Principal Amount of Notes
Citigroup Global Markets Inc.	US$	265,313,000
Deutsche Bank Securities Inc.		265,312,000
Banco Bradesco BBI S.A.		24,375,000
BNP Paribas Securities Corp.		24,375,000
Itau BBA USA Securities, Inc.		24,375,000
MUFJ Securities Americas Inc.		24,375,000
Mizuho Securities USA Inc.		24,375,000
Natixis Securities Americas LLC		24,375,000
Santander Investment Securities Inc.		24,375,000
SG Americas Securities, LLC		24,375,000
SMBC Nikko Securities America, Inc.		24,375,000

Total	US$	750,000,000

        The offering price of US$748,065,000 will be payable in cash to the Company against delivery on or about March 10, 2017.

        The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of the non-defaulting underwriters may be increased or the offering of the notes may be terminated.

        The obligations of the underwriters under the underwriting agreement are several and may be terminated at their discretion upon the occurrence of certain stated events. Such events include: (i) the suspension of the trading in the Company's Class A Limited Voting Shares by the SEC, any Canadian Securities Regulatory Authority, the NYSE or the TSX or the suspension or limitation of trading in securities generally on the NYSE or on the TSX or the establishment of minimum prices on either of such exchanges; (ii) the declaration of a banking moratorium either by U.S. Federal, New York State or Canadian authorities; and (iii) the occurrence of any outbreak or the escalation of hostilities, the declaration by the U.S. or Canada of a national emergency or war, or other calamity or crisis the effect of which on financial markets is such as to make it, in the sole judgment of the Representatives, impractical or inadvisable to proceed with the offering or delivery of the notes as contemplated by this Prospectus. The distribution price of the notes was determined by negotiation between US LLC, the Company and the underwriters.

        The offering of the notes is being made in all the provinces of Canada and in the United States. The Company is a Canadian issuer that is permitted to make the offering pursuant to a multijurisdictional disclosure system adopted by the United States. US LLC is a U.S. issuer and, as a subsidiary of the Company, is subject to U.S. offering rules applicable to foreign private issuers. The notes will be offered in the United States and Canada through the underwriters either directly or through their respective U.S. or Canadian broker-dealer affiliates or agents, as applicable. No sales will be effected in any province of Canada by any underwriter not duly registered as a securities dealer under the laws of such province, other than sales effected pursuant to the exemptions from the registration requirements under the laws of such province. This offering will be made in Canada by Citigroup Global Markets Canada Inc., a broker-dealer affiliate of Citigroup Global Markets Inc. Deutsche Bank Securities Inc., Banco Bradesco BBI S.A., BNP Paribas Securities Corp., Itau BBA USA Securities, Inc., MUFJ Securities Americas Inc., Mizuho Securities USA Inc., Natixis Securities Americas LLC, Santander Investment Securities Inc., SG Americas Securities, LLC and SMBC Nikko Securities America, Inc., whom we refer to in this prospectus supplement as underwriters, will not offer the notes offered hereby in Canada.

        Bradesco Securities Inc. will act as agent of Banco Bradesco BBI S.A. for sales of the notes in the United States. Banco Bradesco BBI S.A. is not a broker-dealer registered with the SEC, and therefore may not make sales of any notes in the United States to U.S. persons. Banco Bradesco BBI S.A. and Bradesco Securities Inc. are affiliates of Banco Bradesco S.A.

        The underwriters propose to offer the notes initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of 0.400% of the principal amount per note. The underwriters and selling group members may allow a discount of 0.250% of the principal amount per note on sales to other brokers/dealers. After the initial public offering, the underwriters may change the public offering price and concession and discount to brokers/dealers.

        After a reasonable effort has been made to sell all of the notes at the offering price on the cover page of this prospectus supplement, the underwriters may subsequently reduce and thereafter change, from time to time, the price at which the notes are offered, provided that the notes are not at any time offered at a price greater than the offering price on the cover page of this prospectus supplement. The compensation realized by the underwriters will be decreased by the amount that the aggregate price paid by purchasers for the notes is less than the gross proceeds paid by the underwriters to US LLC.

        The following table shows the underwriting fees and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by US LLC
Per note	0.625%

        US LLC estimates that its "out of pocket" expenses for this offering, including registration filing, printing fees and legal and accounting expenses, but not the underwriting fees and commissions, will be US$630,000.

        The notes are a new issue of securities with no established trading market and will not be listed on any national securities exchange. One or more of the underwriters intends to make a secondary market for the notes. However, they are not obligated to do so and may discontinue making a secondary market for the notes at any time without notice. No assurance can be given as to how liquid the trading market for the notes will be. See "Risk Factors."

        In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may sell a greater principal amount of notes than they are required to purchase in connection with the offering of the notes, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, notes in the open market to cover syndicate short positions or to stabilize the price of the notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in the offering of the notes, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. None of US LLC, the Company or any of the underwriters make any representations or predictions as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. The underwriters are not required to engage in any of these transactions and may end any of them at any time.

        The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased notes sold by or for the account of such other underwriter in stabilizing or short-covering transactions.

        In the underwriting agreement, US LLC and the Company have agreed that they will not, without the prior written consent of the Representatives, offer, sell, contract to sell, pledge, or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by US LLC, the Company or any affiliate of US LLC, the Company or any person in privity with US LLC, the Company or any affiliate of US LLC or the Company), directly or indirectly, including the filing (or participation in the filing) of a registration statement with the SEC in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, any debt securities issued or guaranteed by US LLC or the Company (other than the notes) or publicly announce an intention to effect any such transaction, until the closing of the offering of the notes. For the avoidance of doubt, this provision shall not prohibit the incurrence of indebtedness by Brookfield under any commercial paper program or under Brookfield's revolving credit facilities in effect on the date of the underwriting agreement. US LLC and the Company have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the U.S. Securities Act of 1933, as amended, or contribute to payments that each underwriter may be required to make in respect thereof.

        The notes offered by the Prospectus may not be offered or sold, directly or indirectly, nor may the Prospectus or any other offering material or advertisements in connection with the offer and sale of any such notes be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession the Prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of the Prospectus. The Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any notes offered by the Prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

        Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and our affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions.

        In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

        In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of notes described in this prospectus supplement may not be made to the public in that relevant member state other than:

  •
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  •
  150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        For purposes of this provision, the expression an "offer of securities to the public" in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including by Directive 2010/73/EU and includes any relevant implementing measure in each relevant member state).

        The sellers of the notes have not authorized and do not authorize the making of any offer of notes through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the notes as contemplated in this prospectus supplement. Accordingly, no purchaser of the notes, other than the underwriters, is authorized to make any further offer of the notes on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

        This prospectus supplement and the accompanying prospectus are only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a "relevant person"). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in Switzerland

        The notes may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this Prospectus nor any other offering or marketing material relating to the notes constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland, and neither this Prospectus nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in Hong Kong

        The notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

        The notes offered in this prospectus supplement have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. The notes have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

        This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

        Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

  •
  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  •
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except

  •
  to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

  •
  where no consideration is or will be given for the transfer; or

  •
  where the transfer is by operation of law.

 PRIOR SALES

        No debt securities have been issued by US LLC during the 12 months preceding the date of this prospectus supplement.

LEGAL MATTERS

        The validity of the notes being offered hereby will be passed upon for the Company and US LLC by Torys LLP of Toronto, Ontario, and New York, New York, with respect to certain matters of Canadian law and of United States law, and for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP of Toronto, Ontario, with respect to certain matters of United States law and Goodmans LLP of Toronto, Ontario, with respect to certain matters of Canadian law. As at March 7, 2017, the partners and associates of each of Torys LLP and Goodmans LLP owned beneficially as a group, directly or indirectly, less than 1% of our outstanding shares.

MATERIAL CHANGES

        Except as otherwise described in the Company's documents incorporated by reference into this Prospectus as referred to in "Documents Incorporated by Reference" above, no material changes have occurred since September 30, 2016.

EXPENSES

        The following are the estimated expenses of the offering of the notes, all of which will be paid by us. All amounts are estimates, other than the SEC registration fee.

SEC registration fee	US$	57,950	†
Blue sky fees and expenses		0
Trustee & transfer agent fees		40,000
Printing and engraving costs		26,000
Legal fees and expenses		435,000
Accounting fees and expenses		52,000
Miscellaneous		19,000

Total	US$	629,950

†
Previously paid.

Base Shelf Prospectus

New Issue	February 17, 2017

SHORT FORM BASE SHELF PROSPECTUS

US$2,500,000,000

BROOKFIELD ASSET MANAGEMENT INC.	BROOKFIELD FINANCE INC.	BROOKFIELD FINANCE LLC
Debt Securities Class A Preference Shares Class A Limited Voting Shares	Debt Securities Unconditionally guaranteed as to payment of principal, premium, if any, and interest by Brookfield Asset Management Inc.	Debt Securities Unconditionally guaranteed as to payment of principal, premium, if any, and interest by Brookfield Asset Management Inc.

During the 25-month period that this short form base shelf prospectus, including any amendments hereto (this "Prospectus"), remains effective, (i) each of Brookfield Asset Management Inc. (the "Company"), Brookfield Finance Inc. ("BFI") and Brookfield Finance LLC ("US LLC", and together with the Company and BFI, the "Issuers" and each an "Issuer") may from time to time offer and issue (i) unsecured debt securities (the "BAM Debt Securities", "BFI Debt Securities" and "US LLC Debt Securities", respectively, and collectively the "Debt Securities") and (ii) the Company may from time to time offer and issue Class A Preference Shares ("Preference Shares") and Class A Limited Voting Shares ("Class A Shares", and together with the Preference Shares and Debt Securities, the "Securities"). The BFI Debt Securities and the US LLC Debt Securities will be fully and unconditionally guaranteed as to payment of principal, premium (if any) and interest and certain other amounts by the Company.

The Company and BFI are permitted, under a multijurisdictional disclosure system adopted by the United States and Canada, to prepare this Prospectus in accordance with the Canadian disclosure requirements. Prospective investors should be aware that such requirements are different from those of the United States. The financial statements included or incorporated herein have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board ("IFRS") and thus may not be comparable to financial statements of U.S. companies.

Prospective investors should be aware that the acquisition of the Securities may have tax consequences both in the United States and in Canada. Such consequences for investors who are residents in Canada or are residents in, or citizens of, the United States may not be described fully herein or in a Prospectus Supplement. Prospective investors should consult their own tax advisors with respect to their particular circumstances.

The enforcement by investors of civil liabilities under the U.S. federal securities laws may be affected adversely by the fact that the Company and BFI are incorporated or organized under the laws of the Province of Ontario, that some or all of their officers and directors may be residents of Canada, that some or all of the underwriters or experts named in the registration statement may be residents of Canada and that all or a substantial portion of the assets of such Issuers and such persons may be located outside the United States.

See "Cautionary Note Regarding Forward-Looking Information" and "Risk Factors" beginning on pages iii and 2 for a discussion of certain risks that you should consider in connection with an investment in these Securities.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"), ANY U.S. STATE SECURITIES COMMISSION, OR ANY CANADIAN REGULATORY AUTHORITY, NOR HAS THE COMMISSION, ANY U.S. STATE SECURITIES COMMISSION OR ANY CANADIAN SECURITIES REGULATORY AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Collectively, the Issuers may offer and issue Securities either separately or together, in one or more series in an aggregate principal amount of up to US$2,500,000,000 (or the equivalent in other currencies or currency units) or, if any Debt Securities are offered at an original issue discount, such greater amount as shall result in an aggregate offering price of US$2,500,000,000. Securities of any series may be offered in such amount and with such terms as may be determined in light of market conditions. The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in one or more prospectus supplements (each a "Prospectus Supplement") to be delivered to purchasers together with this Prospectus, and may include, where applicable (i) in the case of Debt Securities, the specific designation, aggregate principal amount, denomination (which may be in United States dollars, in any other currency or in units based on or relating to foreign currencies), maturity, interest rate (which may be fixed or variable) and time of payment of interest, if any, any terms for redemption at the option of the Issuer or the holders, any terms for sinking fund payments, any listing on a securities exchange, the initial public offering price (or the manner of determination thereof if offered on a non-fixed price basis) and any other specific terms, (ii) in the case of the Preference Shares, the designation of the particular class, series, aggregate principal amount, the number of shares offered, the issue price, the dividend rate, the dividend payment dates, any terms for redemption at the option of the Company or the holder, any exchange or conversion terms and any other specific terms, and (iii) in the case of Class A Shares, the number of shares offered, the issue price and any other specific terms. Each such Prospectus Supplement will be incorporated by reference into this Prospectus for the purposes of securities legislation as of the date of each such Prospectus Supplement and only for the purposes of the distribution of the Securities to which such Prospectus Supplement pertains. The Issuers have filed an undertaking with the securities regulatory authorities in each of the provinces of Canada that they will not distribute, under this Prospectus, Securities that, at the time of distribution, are novel without pre-clearing the disclosure to be contained in the Prospectus Supplement, pertaining to the distribution of such Securities, with the applicable regulator.

The Company's and BFI's head and registered offices are at Suite 300, Brookfield Place, 181 Bay Street, P.O. Box 762, Toronto, Ontario, M5J 2T3. The US LLC's head and registered office is at Brookfield Place, 250 Vesey Street, 15th Floor, New York, New York, United States 10281-1023.

The Issuers may sell the Securities to or through underwriters or dealers or directly to investors or through agents. The Prospectus Supplement relating to each series of offered Securities will identify each person who may be deemed to be an underwriter with respect to such series and will set forth the terms of the offering of such series, including, to the extent applicable, the initial public offering price, the proceeds to the applicable Issuer, the underwriting commissions and any other concessions to be allowed or reallowed to dealers. The managing underwriter or underwriters with respect to each series sold to or through underwriters will be named in the related Prospectus Supplement.

In connection with any underwritten offering of Securities, the underwriters or agents may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. See "Plan of Distribution".

The outstanding Class A Preference Shares, Series 2, Series 4, Series 8, Series 9, Series 13, Series 17, Series 18, Series 24, Series 25, Series 26, Series 28, Series 30, Series 32, Series 34, Series 36, Series 37, Series 38, Series 40, Series 42, Series 44 and Series 46 are listed on the Toronto Stock Exchange. The outstanding Class A Shares are listed for trading on the New York, Toronto and NYSE Euronext stock exchanges.

US LLC, certain directors of the Company and certain managers of US LLC (collectively, the "Non-Residents") are incorporated, continued or otherwise organized under the laws of a non-Canadian jurisdiction or reside outside of Canada. Although each of the Non-Residents has appointed the Company, Suite 300, Brookfield Place, 181 Bay Street, Toronto, Ontario, Canada, M5J 2T3, as its agent for service of process in Ontario, it may not be possible for investors to enforce judgments obtained in Canada against any person or company that is incorporated, continued or otherwise organized under the laws of a non-Canadian jurisdiction or resides outside of Canada, even if the Non-Resident has appointed an agent for service of process. See "Agent for Service of Process".

There is no market through which the Debt Securities or the Preference Shares may be sold and purchasers may not be able to resell Debt Securities or Preference Shares purchased under this Prospectus. This may affect the pricing of the Debt Securities or the Preference Shares in the secondary market, the transparency and availability of trading prices, the liquidity of the Debt Securities or the Preference Shares, and the extent of issuer regulation. See "Risk Factors".

        In this Prospectus, unless the context otherwise indicates, references to the "Company" refer to Brookfield Asset Management Inc. and references to "we", "us", "our" and "Brookfield" refer to the Company and its direct and indirect subsidiaries including BFI and US LLC. All dollar amounts set forth in this Prospectus and any Prospectus Supplement are in U.S. dollars, except where otherwise indicated.

        This short form base shelf prospectus has been filed under legislation in each of the provinces of Canada that permits certain information about these securities to be determined after this prospectus has become final and that permits the omission from this prospectus of that information. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities.

        No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. This short form base shelf prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities. Information has been incorporated by reference in this prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the office of the Corporate Secretary of the Company at Suite 300, Brookfield Place, 181 Bay Street, Toronto, Ontario, Canada, M5J 2T3, Telephone: (416) 363-9491, and are also available electronically at the Canadian Securities Administrators' Website at www.sedar.com.

i

 DOCUMENTS INCORPORATED BY REFERENCE

        The following documents, filed with the securities regulatory authorities in each of the provinces and territories of Canada, and filed with, or furnished to, the Commission, are specifically incorporated by reference in this Prospectus:

  (a)
  the Company's annual information form for the financial year ended December 31, 2015, dated March 30, 2016 (the "AIF");

  (b)
  the Company's audited comparative consolidated financial statements and the notes thereto for the fiscal years ended December 31, 2015 and 2014, together with the accompanying auditor's report thereon;

  (c)
  the management's discussion and analysis for the audited comparative consolidated financial statements referred to in paragraph (b) above (the "MD&A");

  (d)
  the Company's unaudited comparative interim consolidated financial statements for the three and nine months ended September 30, 2016 and 2015;

  (e)
  the management's discussion and analysis for the unaudited comparative interim consolidated financial statements referred to in paragraph (d) above;

  (f)
  the Company's management information circular dated May 2, 2016;

  (g)
  the Company's press release dated February 9, 2017 in respect of the Company's unaudited financial results for the fourth quarter and year ended December 31, 2016; and

  (h)
  the Company's unaudited comparative interim consolidated financial statements for the three and nine months ended September 30, 2016 and 2015, as supplemented on February 10, 2017 (adding note 12 to the notes thereto).

        The Company has supplemented the financial statements referred to in paragraph (h) above to include an additional note to the financial statements providing information regarding US LLC, its debt securities and the guarantee by the Company in accordance with Rule 3-10(b) of Regulation S-X promulgated by the Commission.

        Any documents of the Company, and if applicable, BFI and US LLC, of the type described in item 11.1 of Form 44-101F1 — Short Form Prospectus, and any "template version" of "marketing materials" (each as defined in National Instrument 41-101 — Distribution Requirements ("NI 41-101")), that are required to be filed by the Company, and if applicable, BFI and US LLC, with the securities regulatory authorities in Canada, after the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference into this Prospectus. In addition, any report on Form 6-K or Form 40-F filed by the Company with the Commission after the date of this Prospectus shall be deemed to be incorporated by reference into this Prospectus if and to the extent expressly provided in such report. The Company's reports on Form 6-K and its annual report on Form 40-F are available at the Commission's website at www.sec.gov.

        Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or includes any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        Upon a new annual information form and new interim or annual financial statements being filed with and, where required, accepted by the applicable securities regulatory authorities during the currency of this Prospectus, the previous annual information form, the previous interim or annual financial statements and all material change reports filed prior to the commencement of the then current fiscal year will be deemed no longer to be incorporated by reference into this Prospectus for purposes of future offers and sales of Securities hereunder. Upon a new management information circular in connection with an annual meeting being filed with the applicable securities regulatory authorities during the currency of this Prospectus, the management information circular filed in connection with the previous annual meeting (unless such management information circular also related to a special meeting) will be deemed no longer to be incorporated by reference in this Prospectus for purposes of future offers and sales of Securities hereunder.

        A Prospectus Supplement containing the specific terms of an offering of Securities will be delivered to purchasers of such Securities together with this Prospectus and will be deemed to be incorporated into this Prospectus as of the date of such Prospectus Supplement but only for purposes of the offering of Securities covered by that Prospectus Supplement.

        Prospective investors should rely only on the information incorporated by reference or contained in this Prospectus or any Prospectus Supplement and on the other information included in the Registration Statement on Forms F-10 and F-3 relating to the Securities and of which this Prospectus is a part. The Company has not authorized anyone to provide different or additional information.

        Copies of the documents incorporated herein by reference may be obtained on request without charge from the office of the Corporate Secretary of the Company at Suite 300, Brookfield Place, 181 Bay Street, Toronto, Ontario, Canada, M5J 2T3 telephone: (416) 363-9491, and are also available electronically on System for Electronic Document Analysis and Retrieval ("SEDAR") at www.sedar.com.

AVAILABLE INFORMATION

        The Issuers have filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), a Registration Statement on Forms F-10 and F-3 relating to the Securities and of which this Prospectus is a part. This Prospectus does not contain all of the information set forth in such Registration Statement, to which reference is made for further information.

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Commission. Under a multijurisdictional disclosure system adopted by the United States and Canada, such reports and other information may be prepared in accordance with the disclosure requirements of Canada, which requirements are different from those of the United States. Such reports and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at: 100 F Street, N.E., Washington, D.C. 20549. Copies of these materials can be obtained from the Public Reference Section of the Commission at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the Commission at l-800-SEC-0330 for further information on the public reference room. Certain of the Company's filings are also electronically available from the Commission's Electronic Document Gathering and Retrieval System, which is commonly known by the acronym EDGAR, and which may be accessed at www.sec.gov, as well as from commercial document retrieval services.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

        This Prospectus and the documents incorporated by reference herein contain forward-looking information and other "forward-looking statements" within the meaning of Canadian and United States securities laws, including the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that are predictive in nature, depend upon or refer to future events or conditions, include statements regarding the operations, business, financial condition, expected financial results, performance, prospects, opportunities, priorities, targets, goals, ongoing objectives, strategies and outlook of the Company and its subsidiaries, as well as the outlook for North American and international economies for the current fiscal year and subsequent periods.

        The words "expects," "anticipates," "plans," "believes," "estimates," "seeks," "intends," "targets," "projects," "forecasts" or negative versions thereof and other similar expressions, or future or conditional verbs such as "may," "will," "should," "would" and "could", which are predictions of or indicate future events, trends or prospects, and which do not relate to historical matters identify forward-looking statements. Although we believe that the anticipated future results, performance or achievements expressed or implied by the forward-looking statements and information are based upon reasonable assumptions and expectations, the reader should not place undue reliance on forward-looking statements and information because they involve known and unknown risks, uncertainties and other factors, many of which are beyond our control, which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievement expressed or implied by such forward-looking statements and information.

        Factors that could cause actual results to differ materially from those contemplated or implied by forward-looking statements include, but are not limited to: the impact or unanticipated impact of general economic, political and market factors in the countries in which we do business; the behaviour of financial markets, including fluctuations in interest and foreign exchange rates; global equity and capital markets and the availability of equity and debt financing and refinancing within these markets; strategic actions including dispositions; the ability to complete and effectively integrate acquisitions into existing operations and the ability to attain expected benefits; changes in accounting policies and methods used to report financial condition (including uncertainties associated with critical accounting assumptions and estimates); the ability to appropriately manage human capital; the effect of applying future accounting changes; business competition; operational and reputational risks; technological change; changes in government regulation and legislation within the countries in which we operate; governmental investigations; litigation; changes in tax laws; ability to collect amounts owed; catastrophic events, such as earthquakes and hurricanes; the possible impact of international conflicts and other developments including terrorist acts and cyberterrorism; and other risks and factors detailed in this Prospectus under the heading "Risk Factors" as well as in the AIF under the heading "Business Environment and Risks" and the MD&A under the heading "Business Environment and Risks", each incorporated by reference in this Prospectus, as well as in other documents filed by the Issuers from time to time with the securities regulators in Canada and the United States.

        We caution that the foregoing list of important factors that may affect future results is not exhaustive. Nonetheless, all of the forward-looking statements contained in this Prospectus or in documents incorporated by reference herein are qualified by these cautionary statements. When relying on our forward-looking statements, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. Except as required by law, the Issuers undertake no obligation to publicly update or revise any forward-looking statements or information, whether written or oral, that may need to be updated as a result of new information, future events or otherwise.

SUMMARY

The Company

        The Company is a global alternative asset manager with approximately US$250 billion in assets under management. Brookfield has more than a 100-year history of owning and operating assets with a focus on property, renewable power, infrastructure and private equity. Brookfield offers a range of public and private investment products and services. The Company's Class A Shares are co-listed on the New York Stock Exchange, the TSX and the NYSE Euronext under the symbols "BAM", "BAM.A" and "BAMA", respectively.

Brookfield Finance Inc.

        BFI was incorporated on March 31, 2015 under the Business Corporations Act (Ontario) and is an indirect 100% owned subsidiary of the Company. BFI issued US$500 million aggregate principal amount of BFI Debt Securities in June 2016 (the "Existing Debt Securities"), which Existing Debt Securities are fully and unconditionally guaranteed by the Company. BFI has no significant assets or liabilities, no subsidiaries and no ongoing business operations of its own, other than the Existing Debt Securities, the issuance of BFI Debt Securities and the investments it makes with the net proceeds of such BFI Debt Securities.

Brookfield Finance LLC

        US LLC was formed on February 6, 2017 under the Delaware Limited Liability Company Act and is an indirect 100% owned subsidiary of the Company. US LLC has no significant assets or liabilities, no subsidiaries and no ongoing business operations of its own, other than the issuance of US LLC Debt Securities and the investments it makes with the net proceeds of such US LLC Debt Securities.

The Offering

        The Securities described herein may be offered from time to time in one or more offerings utilizing a "shelf" process under Canadian and U.S. securities laws. Under this shelf process, this Prospectus provides you with a general description of the Securities that we may offer. Each time we sell Securities, we will provide a Prospectus Supplement that will contain specific information about the terms of that offering. The Prospectus Supplement may also add, update or change information contained in this Prospectus. You should read both this Prospectus and any Prospectus Supplement together with additional information described under the heading "Available Information."

RISK FACTORS

        An investment in the Securities is subject to a number of risks. Before deciding whether to invest in the Securities, investors should consider carefully the risks described below, the risk factors set forth in the relevant Prospectus Supplement and the information incorporated by reference in this Prospectus. Specific reference is made to the sections entitled "Business Environment and Risks" in the MD&A, which is incorporated by reference in this Prospectus.

No Existing Trading Market

        There is currently no market through which the Debt Securities or the Preference Shares may be sold and purchasers of Debt Securities or Preference Shares may not be able to resell such Debt Securities or Preference Shares purchased under this Prospectus. There can be no assurance that an active trading market will develop for the Debt Securities or the Preference Shares after an offering or, if developed, that such market will be sustained. This may affect the pricing of the Debt Securities or the Preference Shares in the secondary market, the transparency and availability of trading prices, the liquidity of the Debt Securities or the Preference Shares and the extent of issuer regulation.

        The public offering prices of the Securities may be determined by negotiation between the Issuers and underwriters based on several factors and may bear no relationship to the prices at which the Securities will trade in the public market subsequent to such offering. See "Plan of Distribution".

Stock Exchange Prices

        The trading price of the Class A Shares in the open market is subject to volatility and cannot be predicted. Holders of Class A Shares may not be able to resell their Class A Shares at or above the price at which they purchased their Class A Shares due to such trading price fluctuations. The trading price could fluctuate significantly in response to factors both related and unrelated to Brookfield's operating performance and/or future prospects, including, but not limited to: (i) variations in Brookfield's quarterly or annual operating results and financial condition; (ii) changes in government laws, rules or regulations affecting Brookfield's businesses; (iii) material announcements by Brookfield's competitors; (iv) market conditions and events specific to the industries in which Brookfield operates; (v) changes in general economic conditions; (vi) differences between Brookfield's actual financial and operating results and those expected by investors and analysts; (vii) changes in analysts' recommendations or earnings projections; (viii) changes in the extent of analysts' interest in covering the Company and its publicly-traded affiliates; (ix) the depth and liquidity of the market for the Class A Shares; (x) dilution from the issuance of additional equity; (xi) investor perception of Brookfield's businesses and industries; (xii) investment restrictions; (xiii) Brookfield's dividend policy; (xiv) the departure of key executives; (xv) sales of Class A Shares by senior management or significant shareholders; and (xvi) the materialization of other risks described in the MD&A.

Reliance on Subsidiaries

        The Company conducts a significant amount of its operations through subsidiaries. Although the Debt Securities are senior obligations of the Company (either directly or pursuant to its guarantee), they are effectively subordinated to all existing and future liabilities of the Company's consolidated subsidiaries and operating companies. The Indentures (as defined herein) do not restrict the ability of the Company's subsidiaries to incur additional indebtedness. Because the Company conducts a significant amount of its operations through subsidiaries, the Company's ability to pay the indebtedness and dividends owing by it under or in respect of the Securities is dependent on dividends and other distributions it receives from subsidiaries and major investments. Certain of the instruments governing the indebtedness of the companies in which the Company has an investment may restrict the ability of such companies to pay dividends or make other payments on investments under certain circumstances.

Foreign Currency Risks

        In addition, Securities denominated or payable in foreign currencies may entail significant risks, and the extent and nature of such risks change continuously. These risks include, without limitation, the possibility of significant fluctuations in the foreign currency market, the imposition or modification of foreign exchange controls and potential illiquidity in the secondary market. These risks will vary depending on the currency or currencies involved. Prospective purchasers should consult their own financial and legal advisors as to the risks entailed in an investment in Securities denominated in currencies other than Canadian dollars. Such Securities are not an appropriate investment for investors who are unsophisticated with respect to foreign currency transactions.

Credit Ratings

        There is no assurance that any credit rating, if any, assigned to Securities issued hereunder will remain in effect for any given period of time or that any rating will not be lowered or withdrawn entirely by the relevant rating agency. A lowering or withdrawal of such rating may have an adverse effect on the market value of the Securities.

Interest Rate Risks

        Prevailing interest rates will affect the market price or value of the Debt Securities and the Preference Shares. The market price or value of the Debt Securities and the Preference Shares will decline as prevailing interest rates for comparable debt instruments rise, and increase as prevailing interest rates for comparable debt instruments decline.

Dilution

        The Company may undertake additional offerings of Class A Shares and of securities convertible into Class A Shares in the future. The increase in the number of Class A Shares issued and outstanding and the possibility of sales of such Class A Shares may depress the price of the Class A Shares. In addition, as a result of the issuance such additional Class A Shares, the voting power of the Company's existing holders of Class A Shares will be diluted.

Ranking of the Debt Securities

        The Debt Securities will not be secured by any assets of the Company, BFI or US LLC. Therefore, holders of secured indebtedness of the Company, BFI or US LLC would have a claim on the assets securing such indebtedness that effectively ranks prior to the claim of holders of the Debt Securities and would have a claim that ranks equal with the claim of holders of Debt Securities to the extent that such security did not satisfy the secured indebtedness. Furthermore, although covenants given by the Company in various agreements may restrict incurring secured indebtedness, such indebtedness may, subject to certain conditions, be incurred.

BFI's and US LLC's Reliance on the Company

        Neither BFI nor US LLC will have assets, property or operations other than the Debt Securities they issue and the investments each of them makes with the net proceeds of such Debt Securities. Neither BFI nor US LLC will be restricted in their ability to make investments or incur debt. Therefore, the holders of the BFI Debt Securities and US LLC Debt Securities are relying principally on the unconditional guarantee of the BFI Debt Securities and US LLC Debt Securities provided by the Company and the financial position and creditworthiness of the Company in order to receive the repayment of the amounts owing under and in respect of the BFI Debt Securities and US LLC Debt Securities. The financial position and creditworthiness of the Company is subject to the risks noted above.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratio of earnings to fixed charges for the periods indicated. The ratio of earnings to fixed charges was calculated by dividing earnings by fixed charges. Earnings were calculated by adding (a) earnings from continuing operations before income taxes, (b) fixed charges (as defined below) and (c) dividend income of equity investees; and then subtracting (a) interest capitalized and (b) preferred stock dividend requirements of subsidiaries.

        Fixed charges were calculated by adding (a) interest expensed and capitalized and (b) preferred stock dividend requirements of subsidiaries.

Nine Months Ended September 30, 2016	Year Ended December 31,
	2015	2014	2013	2012	2011
1.7x	2.0x	2.9x	2.5x	1.8x	1.7x

USE OF PROCEEDS

        Unless otherwise indicated in a Prospectus Supplement, the net proceeds from the sale of Securities will be used for general corporate purposes.

DESCRIPTION OF CAPITAL STRUCTURE OF THE ISSUERS

        The Company's authorized share capital consists of an unlimited number of preference shares designated as Class A Preference Shares, issuable in series, an unlimited number of preference shares designated as Class AA Preference Shares, issuable in series, an unlimited number of Class A Shares, and 85,120 Class B Limited Voting Shares ("Class B Shares"). As of the date of this Prospectus, the Company had 10,465,100 Class A Preference Shares, Series 2; 4,000,000 Class A Preference Shares, Series 4; 2,479,585 Class A Preference Shares, Series 8; 5,519,115 Class A Preference Shares, Series 9; 9,647,700 Class A Preference Shares, Series 13; 7,966,604 Class A Preference Shares, Series 17; 7,977,135 Class A Preference Shares, Series 18; 9,394,250 Class A Preference Shares, Series 24; 1,533,133 Class A Preference Shares, Series 25; 9,903,348 Class A Preference Shares, Series 26; 9,394,373 Class A Preference Shares, Series 28; 9,936,637 Class A Preference Shares, Series 30; 11,982,568 Class A Preference Shares, Series 32; 9,977,889 Class A Preference Shares, Series 34; 7,963,892 Class A Preference Shares, Series 36; 7,963,057 Class A Preference Shares, Series 37; 8,000,000 Class A Preference Shares, Series 38; 12,000,000 Class A Preference Shares, Series 40; 12,000,000 Class A Preference Shares, Series 42; 10,000,000 Class A Preference Shares, Series 44; 12,000,000 Class A Preference Shares, Series 46; 986,367,192 Class A Shares; and 85,120 Class B Shares issued and outstanding.

        BFI is authorized to issue an unlimited number of common shares. As of the date of this Prospectus, one common share of BFI held directly by Brookfield US Holdings Inc., an indirect wholly-owned subsidiary of the Company, is issued and outstanding.

        US LLC is authorized to issue an unlimited number of common shares. As of the date of this Prospectus, one common share of US LLC held directly by Brookfield US Corporation, an indirect wholly-owned subsidiary of the Company, is issued and outstanding.

DESCRIPTION OF THE PREFERENCE SHARES

        The following description sets forth certain general terms and provisions of the Preference Shares. The particular terms and provisions of a series of Preference Shares offered by a Prospectus Supplement, and the extent to which the general terms and provisions described below may apply thereto, will be described in such Prospectus Supplement.

Series

        The Preference Shares may be issued from time to time in one or more series. The board of directors of the Company will fix the number of shares in each series and the provisions attached to each series before issue.

Priority

        The Preference Shares rank senior to the Class AA Preference Shares, the Class A Shares, the Class B Shares and other shares ranking junior to the Preference Shares with respect to priority in the payment of dividends and in the distribution of assets in the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or in the event of any other distribution of assets of the Company among its shareholders for the purpose of winding-up its affairs. Each series of Preference Shares ranks on a parity with every other series of Preference Shares with respect to priority in the payment of dividends and in the distribution of assets in the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or in the event of any other distribution of assets of the Company among its shareholders for the purpose of winding-up its affairs.

Shareholder Approvals

        The Company shall not delete or vary any preference, right, condition, restriction, limitation or prohibition attaching to the Preference Shares as a class or create preference shares ranking in priority to or on parity with the Preference Shares except by special resolution passed by at least 66 2/3% of the votes cast at a meeting of the holders of the Preference Shares duly called for that purpose, in accordance with the provisions of the articles of the Company. Each holder of Preference Shares entitled to vote at a class meeting of holders of Preference Shares, or at a joint meeting of the holders of two or more series of Preference Shares, has one vote in respect of each C$25.00 of the issue price of each Preference Share held by such holder.

DESCRIPTION OF THE CLASS A SHARES

        The following description sets forth certain general terms and provisions of the Class A Shares. The particular terms and provisions of Class A Shares offered by a Prospectus Supplement, and the extent to which the general terms and provisions described below may apply thereto, will be described in such Prospectus Supplement.

Dividend Rights and Rights Upon Dissolution or Winding-Up

        The Class A Shares rank on parity with the Class B Shares and rank after the Class A Preference Shares, the Class AA Preference Shares and any other senior-ranking shares outstanding from time to time with respect to the payment of dividends (if, as and when declared by the board of directors of the Company) and return of capital on the liquidation, dissolution or winding-up of the Company or any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs.

Voting Rights

        Except as set out below under "Election of Directors", each holder of a Class A Share and Class B Shares is entitled to notice of, and to attend and vote at, all meetings of the Company's shareholders (except meetings at which only holders of another specified class or series of shares are entitled to vote) and is entitled to cast one vote per share held, which results in the Class A Shares and Class B Shares each controlling 50% of the aggregate voting rights of the Company. Subject to applicable law and in addition to any other required shareholder approvals, all matters approved by shareholders (other than the election of directors), must be approved by: (i) a majority or, in the case of matters that require approval by a special resolution of shareholders, at least 66 2/3%, of the votes cast by holders of Class A Shares who vote in respect of the resolution or special resolution, as the case may be, and (ii) a majority or, in the case of matters that require approval by a special resolution of shareholders, at least 66 2/3%, of the votes cast by holders of Class B Shares who vote in respect of the resolution or special resolution, as the case may be.

Election of Directors

        In the election of directors, holders of Class A Shares, together, in certain circumstances, with the holders of certain series of Class A Preference Shares, are entitled to elect one-half of the board of directors of the Company, provided that if the holders of Class A Preference Shares, Series 1, Series 2 or Series 3 become entitled to elect two or three directors, as the case may be, the numbers of directors to be elected by holders of Class A Shares, together, in certain circumstances with the holders of Class A Preference Shares, shall be reduced by the number of directors to be elected by holders of Class A Preference Shares, Series 1, Series 2 and Series 3. Holders of Class B Shares are entitled to elect the other one-half of the board of directors of the Company.

        Each holder of Class A Shares has the right to cast a number of votes equal to the number of Class A Shares held by the holder multiplied by the number of directors to be elected by the holder and the holders of shares of the classes or series of shares entitled to vote with the holder of Class A Shares in the election of directors. A holder of Class A Shares may cast all such votes in favour of one candidate or distribute such votes among its candidates in any manner the holder of Class A Shares sees fit. Where a holder of Class A Shares has voted for more than one candidate without specifying the distribution of votes among such candidates, the holder of Class A Shares will be deemed to have divided the holder's votes equally among the candidates for whom the holder of Class A Shares voted.

DESCRIPTION OF DEBT SECURITIES

        The following description sets forth certain general terms and provisions of the Debt Securities. The particular terms and provisions of the series of Debt Securities offered by a Prospectus Supplement, and the extent to which the general terms and provisions described below may apply thereto, will be described in such Prospectus Supplement.

        The BAM Debt Securities will be issued under an indenture dated as of September 20, 1995, as amended, restated, supplemented or replaced from time to time, (the "BAM Indenture") between the Company, as issuer, and Computershare Trust Company of Canada (formerly, Montreal Trust Company of Canada) ("Computershare"), as trustee (the "BAM Trustee"). The BFI Debt Securities will be issued under an indenture dated as of June 2, 2016, as amended, restated, supplemented or replaced from time to time, (the "BFI Indenture") between BFI, as issuer, the Company, as guarantor, and Computershare, as trustee (the "BFI Trustee"). The US LLC Debt Securities will be issued under an indenture (the "US LLC Indenture" and together with the BAM Indenture and the BFI Indenture, the "Indentures" and each an "Indenture") to be entered into between US LLC, as issuer, the Company, as guarantor, Computershare Trust Company, N.A., as U.S. trustee and Computershare, as Canadian trustee (together, the "US LLC Trustees"). The BAM Indenture and the BFI Indenture are subject to the provisions of the Business Corporations Act (Ontario) and, consequently, are exempt from the operation of certain provisions of the Trust Indenture Act of 1939 pursuant to Rule 4d-9 thereunder. The US LLC Indenture is subject to the Trust Indenture Act of 1939. Copies of the BAM Indenture and the BFI Indenture and a copy of the form of the US LLC Indenture have been filed with the Commission as an exhibit to the Registration Statement on Forms F-10 and F-3 of which this Prospectus is a part. The BAM Indenture is also available on the Company's SEDAR profile at www.sedar.com and the BFI Indenture is available on BFI's SEDAR profile at www.sedar.com.

        The following statements with respect to the Indentures and the Debt Securities issued thereunder are brief summaries of certain provisions of the Indentures and do not purport to be complete; such statements are subject to the detailed referenced provisions of the applicable Indenture, including the definition of capitalized terms used under this caption. Wherever a particular section or defined term of an Indenture is referred to, the statement is qualified in its entirety by such section or term. References to the "Issuer" and "Indenture Securities" refer to the Company, BFI or US LLC, as issuer, and the Debt Securities issued by it under the BAM Indenture, the BFI Indenture or the US LLC Indenture, respectively. References to the "Trustee" or "Trustees" and any particular Indenture or Debt Securities refer to the BAM Trustee, the BFI Trustee or the US LLC Trustees, as trustee or trustees under the applicable Indenture.

General

        The Indentures do not limit the aggregate principal amount of Indenture Securities (which may include debentures, notes and other unsecured evidences of indebtedness) which may be issued thereunder, and Indenture Securities may be issued under each Indenture from time to time in one or more series and may be denominated and payable in foreign currencies or units based on or relating to foreign currencies, including European currency units. Special Canadian and United States federal income tax considerations applicable to any Indenture Securities so denominated will be described in the Prospectus Supplement relating thereto. Unless otherwise indicated in the applicable Prospectus Supplement, each Indenture permits the Company, BFI or US LLC, as applicable, to increase the principal amount of any series of Indenture Securities previously issued by it and to issue such increased principal amount. (Section 301 of the BAM Indenture, Section 3.1 of the BFI Indenture and Section 3.1 of the US LLC Indenture). In the case of additional Debt Securities of a series under the US LLC Indenture, issued after the date of original issuance of Debt Securities of such series, if they are not fungible with the original Debt Securities of such series for U.S. federal income tax purposes, then such additional Debt Securities will be issued with a separate CUSIP or ISIN number so that they are distinguishable from the original Debt Securities of such series.

        All Debt Securities issued by BFI and US LLC will be fully and unconditionally guaranteed by the Company.

        The applicable Prospectus Supplement will set forth the following terms relating to the particular offered Debt Securities: (1) the specific designation of the offered Debt Securities and the Indenture under which they are issued; (2) any limit on the aggregate principal amount of the offered Debt Securities; (3) the date or dates, if any, on which the offered Debt Securities will mature and the portion (if less than all of the principal amount) of the offered Debt Securities to be payable upon declaration of acceleration of maturity; (4) the rate or rates per annum (which may be fixed or variable) at which the offered Debt Securities will bear interest, if any, the date or dates from which any such interest will accrue and on which any such interest will be payable and the Regular Record Dates for any interest payable on the offered Debt Securities which are in registered form ("Registered Debt Securities"); (5) any mandatory or optional redemption or sinking fund provisions, including the period or periods within which the price or prices at which and the terms and conditions upon which the offered Debt Securities may be redeemed or purchased at the option of the Issuer or otherwise; (6) whether the offered Debt Securities will be issuable in registered form or bearer form or both and, if issuable in bearer form, the restrictions as to the offer, sale and delivery of the offered Debt Securities in bearer form and as to exchanges between registered and bearer form; (7) whether the offered Debt Securities will be issuable in the form of one or more registered global securities ("Registered Global Securities") and, if so, the identity of the Depositary for such Registered Global Securities; (8) the denominations in which any of the offered Debt Securities will be issuable if in other than denominations of $1,000 and any multiple thereof; (9) each office or agency where the principal of, and any premium and interest on, the offered Debt Securities will be payable and each office or agency where the offered Debt Securities may be presented for registration of transfer or exchange; (10) if other than U.S. dollars, the foreign currency or the units based on or relating to foreign currencies in which the offered Debt Securities are denominated and/or in which the payment of the principal of, and any premium and interest on, the offered Debt Securities will or may be payable; and (11) any other terms of the offered Debt Securities, including covenants and additional Events of Default. Special Canadian and United States federal income tax considerations applicable to the offered Debt Securities, the amount of principal thereof and any premium and interest thereon will be described in the Prospectus Supplement relating thereto. Unless otherwise indicated in the applicable Prospectus Supplement, no Indenture affords the Holders the right to tender Indenture Securities to the Issuer for repurchase, or provides for any increase in the rate or rates of interest per annum at which the Indenture Securities will bear interest, in the event the Company, BFI or US LLC should become involved in a highly leveraged transaction or in the event of a change in control of the Company, BFI or US LLC. (Section 301 of the BAM Indenture, Section 3.1 of the BFI Indenture and Section 3.1 of the US LLC Indenture)

        Indenture Securities may be issued bearing no interest or interest at a rate below the prevailing market rate at the time of issuance, to be offered and sold at a discount below their stated principal amount. The Canadian and United States federal income tax consequences and other special considerations applicable to any such discounted Indenture Securities or other Indenture Securities offered and sold at par which are treated as having been issued at a discount for Canadian and/or United States federal income tax purposes will be described in the Prospectus Supplement relating thereto. (Section 301 of the BAM Indenture, Section 3.1 of the BFI Indenture and Section 3.1 of the US LLC Indenture)

        The Indenture Securities issued pursuant to any Indenture and any coupons appertaining thereto will be unsecured and will rank pari passu with each other and with all other unsecured and unsubordinated indebtedness for borrowed money of the Issuer and the Company. (Section 301 of the BAM Indenture, Section 3.1 of the BFI Indenture and Section 3.1 of the US LLC Indenture)

        The Company's guarantee of the Indenture Securities issued by BFI and US LLC will be unsecured and will rank pari passu with all other unsecured and unsubordinated indebtedness of the Company, including the Company's obligations under the Indenture Securities issued under the BAM Indenture.

Form, Denomination, Exchange and Transfer

        Unless otherwise indicated in the applicable Prospectus Supplement, Indenture Securities will be issued only in fully registered form without coupons and in denominations of $1,000 or any integral multiple thereof. (Section 302 of the BAM Indenture, Section 3.2 of the BFI Indenture and Section 3.2 of the US LLC Indenture) Indenture Securities may be presented for exchange and Registered Debt Securities may be presented for registration of transfer in the manner, at the places and, subject to the restrictions set forth in the applicable Indenture and in the applicable Prospectus Supplement, without service charge, but upon payment of any taxes or the governmental charges due in connection therewith. The Company has appointed the BAM Trustee as Security Registrar under the BAM Indenture, BFI has appointed the BFI Trustee as Security Registrar under the BFI Indenture and either US LLC Trustee shall act as Security Registrar under the US LLC Indenture. (Section 305 of the BAM Indenture, Section 3.5 of the BFI Indenture and Section 3.5 of the US LLC Indenture)

Payment

        Unless otherwise indicated in the applicable Prospectus Supplement, payment of the principal of, and any premium and interest on, Registered Debt Securities (other than a Registered Global Security) will be made at the office or agency of the applicable Trustee, in its capacity as paying agent, in Toronto, Canada (in the case of the BAM Indenture) or New York, New York (in the case of the BFI Indenture and the US LLC Indenture), except that, at the option of the particular Issuer, payment of any interest may be made (i) by check mailed to the address of the Person entitled thereto at such address as shall appear in the applicable Security Register or (ii) by wire transfer to an account maintained by the Person entitled thereto as specified in the applicable Security Register. (Sections 305, 307 and 1002 of the BAM Indenture, Sections 3.5, 3.7 and 11.2 of the BFI Indenture and Sections 3.5, 3.7 and 11.2 of the US LLC Indenture) Unless otherwise indicated in the applicable Prospectus Supplement, payment of any interest due on Registered Debt Securities will be made to the Persons in whose name such Registered Debt Securities are registered at the close of business on the Regular Record Date for such interest payment. (Section 307 of the BAM Indenture, Section 3.7 of the BFI Indenture and Section 3.7 of the US LLC Indenture)

Registered Global Securities

        The Registered Debt Securities of a particular series may be issued in the form of one or more Registered Global Securities which will be registered in the name of, and deposited with, one or more Depositories or nominees, each of which will be identified in the Prospectus Supplement relating to such series. Unless and until exchanged, in whole or in part, for Indenture Securities in definitive registered form, a Registered Global Security may not be transferred except as a whole by the Depositary for such Registered Global Security to a nominee of such Depositary, by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor. (Section 305 of the BAM Indenture, Section 3.5 of the BFI Indenture and Section 3.5 of the US LLC Indenture)

        The specific terms of the depositary arrangement with respect to any portion of a particular series of Indenture Securities to be represented by a Registered Global Security will be described in the Prospectus Supplement relating to such series. We anticipate that the following provisions will apply to all depositary arrangements.

        Upon the issuance of a Registered Global Security, the Depositary therefor or its nominee will credit, on its book entry and registration system, the respective principal amounts of the Indenture Securities represented by such Registered Global Security to the accounts of such persons having accounts with such Depositary or its nominee ("participants") as shall be designated by the underwriters, investment dealers or agents participating in the distribution of such Indenture Securities or by the particular Issuer if such Indenture Securities are offered and sold directly by the Issuer. Ownership of beneficial interests in a Registered Global Security will be limited to participants or persons that may hold beneficial interests through participants. Ownership of beneficial interests in a Registered Global Security will be shown on, and the transfer of such ownership will be effected only through, records maintained by the Depositary therefor or its nominee (with respect to beneficial interests of participants) or by participants or persons that hold through participants (with respect to interests of persons other than participants). The laws of some states in the United States require certain purchasers of securities to take physical delivery thereof in definitive form. Such depositary arrangements and such laws may impair the ability to transfer beneficial interests in a Registered Global Security.

        So long as the Depositary for a Registered Global Security or its nominee is the registered owner thereof, such Depositary or such nominee, as the case may be, will be considered the sole owner or Holder of the Indenture Securities represented by such Registered Global Security for all purposes under the applicable Indenture. Except as provided below, owners of beneficial interests in a Registered Global Security will not be entitled to have Indenture Securities of the series represented by such Registered Global Security registered in their names, will not receive or be entitled to receive physical delivery of Indenture Securities of such series in definitive form and will not be considered the owners or Holders thereof under the applicable Indenture.

        Principal, premium, if any, and interest payments on a Registered Global Security registered in the name of a Depositary or its nominee will be made to such Depositary or nominee, as the case may be, as the registered owner of such Registered Global Security. None of the particular Issuer or Trustee or any paying agent for Indenture Securities of the series represented by such Registered Global Security will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in such Registered Global Security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

        We expect that the Depositary for a Registered Global Security or its nominee, upon receipt of any payment of principal, premium or interest, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Registered Global Security as shown on the records of such Depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in a Registered Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name", and will be the responsibility of such participants.

        No Registered Global Security may be exchanged in whole or in part for Securities registered, and no transfer of a Registered Global Security in whole or in part may be registered, in the name of any Person other than the Depositary for such Registered Global Security or a nominee thereof unless (A) such Depositary (i) has notified the particular Issuer that it is unwilling or unable to continue as Depositary for such Registered Global Security or (ii) has ceased to be a clearing agency registered under the Exchange Act, and a successor securities Depositary is not obtained, (B) there shall have occurred and be continuing an Event of Default with respect to such Registered Global Security, (C) the particular Issuer determines, in its sole discretion, that the Securities of such series shall no longer be represented by such Registered Global Security and executes and delivers to the applicable Trustee(s) an Issuer order that such Registered Global Security shall be so exchangeable and the transfer thereof so registerable or (D) there shall exist such circumstances, if any, in addition to or in lieu of the foregoing as have been specified for this purpose as contemplated in the applicable Indenture. (Section 305 of the BAM Indenture, Section 3.5.2 of the BFI Indenture and Section 3.5.2 of the US LLC Indenture)

Consolidation, Merger, Amalgamation and Sale of Assets

        The Company shall not enter into any transaction (whether by way of reorganization, reconstruction, consolidation, amalgamation, merger, transfer, sale or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other Person (the "Successor Corporation") unless: (a) the Company and the Successor Corporation shall execute, prior to or contemporaneously with the consummation of such transaction, such instruments and do such things as, in the opinion of counsel, shall be necessary or advisable to establish that, upon the consummation of such transaction, (i) the Successor Corporation will have assumed all the covenants and obligations of the Company under each Indenture in respect of the Indenture Securities of every series issued thereunder, and (ii) the obligations of the Company under and in respect of the Indenture Securities of every series issued under each Indenture will be valid and binding obligations of the Successor Corporation entitling the Holders thereof, as against the Successor Corporation, to all the rights of Holders of Indenture Securities thereunder; and (b) such transaction shall be on such terms and shall be carried out at such times and otherwise in such manner as shall not be prejudicial to the interests of the Holders of the Indenture Securities of each and every series or to the rights and powers of the

Trustees under the Indentures. (Section 801 of the BAM Indenture, Section 9.1 of the BFI Indenture and Section 9.1 of the US LLC Indenture)

        Pursuant to the BFI Indenture, BFI shall not enter into any transaction (whether by way of reorganization, reconstruction, consolidation, amalgamation, merger, transfer, sale or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other Person (the "BFI Successor") unless: (a) BFI, the BFI Successor and the Company shall execute, prior to or contemporaneously with the consummation of such transaction, such instruments and do such things as, in the opinion of counsel, shall be necessary or advisable to establish that, upon the consummation of such transaction, (i) the BFI Successor will have assumed all the covenants and obligations of BFI under the BFI Indenture in respect of the Indenture Securities of every series issued thereunder, (ii) the Indenture Securities of every series issued by BFI will be valid and binding obligations of the BFI Successor, entitling the Holders thereof, as against the BFI Successor, to all the rights of Holders of Indenture Securities under the BFI Indenture, and (iii) the guarantee obligations of the Company in respect of the Indenture Securities of every series issued under the BFI Indenture continue in full force and effect; and (b) such transaction shall be on such terms and shall be carried out at such times and otherwise in such manner as shall not be prejudicial to the interests of the Holders of the Indenture Securities issued by BFI of each and every series or to the rights and powers of the BFI Trustee under the BFI Indenture; provided, however, that such restrictions are not applicable to any sale or transfer by BFI or the Company to any one or more of their subsidiaries. (Section 9.1 of the BFI Indenture)

        Pursuant to the US LLC Indenture, US LLC shall not enter into any transaction (whether by way of reorganization, reconstruction, consolidation, amalgamation, merger, transfer, sale or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other Person (the "US LLC Successor") unless: (a) US LLC, the US LLC Successor and the Company shall execute, prior to or contemporaneously with the consummation of such transaction, such instruments and do such things as, in the opinion of counsel, shall be necessary or advisable to establish that, upon the consummation of such transaction, (i) the US LLC Successor will have assumed all the covenants and obligations of US LLC under the US LLC Indenture in respect of the Indenture Securities of every series issued thereunder, (ii) the Indenture Securities of every series issued by US LLC will be valid and binding obligations of the US LLC Successor, entitling the Holders thereof, as against the US LLC Successor, to all the rights of Holders of Indenture Securities under the US LLC Indenture, and (iii) the guarantee obligations of the Company in respect of the Indenture Securities of every series issued under the US LLC Indenture continue in full force and effect; and (b) such transaction shall be on such terms and shall be carried out at such times and otherwise in such manner as shall not be prejudicial to the interests of the Holders of the Indenture Securities issued by US LLC of each and every series or to the rights and powers of the US LLC Trustees under the US LLC Indenture; provided, however, that such restrictions are not applicable to any sale or transfer by US LLC or the Company to any one or more of their subsidiaries. (Section 9.1 of the US LLC Indenture)

Events of Default

        Unless otherwise indicated in any Prospectus Supplement, each of the following will constitute an Event of Default under the BAM Indenture with respect to Indenture Securities of any series issued by the Company thereunder: (a) failure to pay principal of, or any premium on, any Indenture Security of that series when due; (b) failure to pay any interest on any Indenture Securities of that series when due, which failure continues for 30 days; (c) default in the payment of principal and interest on any Indenture Security required to be purchased pursuant to an Offer to Purchase required to be made pursuant to the terms of the Indenture Securities of such series; (d) failure to deposit any sinking fund payment, when due, in respect of any Indenture Security of that series; (e) failure to perform any other covenant of the Company in the BAM Indenture (other than a covenant included in the BAM Indenture solely for the benefit of a series other than that series), which failure continues for 60 days after written notice has been given by the BAM Trustee or the Holders of at least 25% in aggregate principal amount of Outstanding Securities of that series, as provided in the BAM Indenture; (f) failure by the Company to make any payment of principal of, or interest on, any obligation for borrowed money (other than an obligation payable on demand or maturing less than 12 months from the creation or issue thereof) when due or within any originally stated applicable grace period having an outstanding principal amount in excess of 5% of the Company's Consolidated Net Worth in the aggregate at the time of default or any failure in the performance of any other covenant of the Company contained in any instrument under which such obligations are created or issued and if the holders thereof, or a trustee, if any, for such holders declare such obligations to be due and payable prior to the stated maturities thereof, provided that if such default is waived by such holders or trustee, then the Event of Default under the BAM Indenture shall be deemed to be waived without further action on the part of the BAM Trustee or the Holders; (g) certain events of bankruptcy, insolvency or reorganization affecting the Company; and (h) any other Events of Default provided with respect to the Indenture Securities of such series, as described in the applicable Prospectus Supplement. (Section 501 of the BAM Indenture)

        Unless otherwise indicated in any Prospectus Supplement, each of the following will constitute an Event of Default under the BFI Indenture with respect to Indenture Securities of any series issued by BFI: (a) failure to pay principal of, or any premium on, any Indenture Security of that series when due; (b) failure to pay any interest on any Indenture Securities of that series when due, which failure continues for 30 days; (c) default in the payment of principal and interest on any Indenture Security required to be purchased pursuant to an Offer to Purchase made pursuant to the terms of the Indenture Securities of such series; (d) failure to deposit any sinking fund payment, when due, in respect of any Indenture Security of that series; (e) failure to perform any other covenant of BFI or the Company in the BFI Indenture (other than a covenant included in the BFI Indenture solely for the benefit of a series other than that series), which failure continues for 60 days after written notice has been given by the BFI Trustee or the Holders of at least 25% in aggregate principal amount of Outstanding Securities of that series, as provided in the BFI Indenture; (f) the Company's guarantee of all obligations related to that series shall, for any reason, cease to be, or the Company shall assert in writing to the BFI Trustee or the Holders thereof that such guarantee is not in full force and effect and enforceable against the Company in accordance with its terms; (g) failure by the Company to make any payment of principal of, or interest on, any obligation for borrowed money (other than an obligation payable on demand or maturing less than 12 months from the creation or issue thereof) when due or within any originally stated applicable grace period having an outstanding principal amount in excess of 5% of the Company's Consolidated Net Worth in the aggregate at the time of default or any failure in the performance of any other covenant of the Company contained in any instrument under which such obligations are created or issued and if the holders thereof, or a trustee, if any, for such holders declare such obligations to be due and payable prior to the stated maturities thereof, provided that if such default is waived by such holders or trustee, then the Event of Default under the BFI Indenture shall be deemed to be waived without further action on the part of the BFI Trustee or the Holders; (h) certain events of bankruptcy, insolvency or reorganization affecting the Company or BFI; (i) the occurrence of an Event of Default under the BAM Indenture that is continuing and has not been waived; and (j) any other Events of Default provided with respect to the Indenture Securities of such series, as described in the applicable Prospectus Supplement. (Section 6.1 of the BFI Indenture)

        Unless otherwise indicated in any Prospectus Supplement, each of the following will constitute an Event of Default under the US LLC Indenture with respect to Indenture Securities of any series issued by US LLC: (a) failure to pay principal of, or any premium on, any Indenture Security of that series when due; (b) failure to pay any interest on any Indenture Securities of that series when due, which failure continues for 30 days; (c) default in the payment of principal and interest on any Indenture Security required to be purchased pursuant to an Offer to Purchase made pursuant to the terms of the Indenture Securities of such series; (d) failure to deposit any sinking fund payment, when due, in respect of any Indenture Security of that series; (e) failure to perform any other covenant of US LLC or the Company in the US LLC Indenture (other than a covenant included in the US LLC Indenture solely for the benefit of a series other than that series), which failure continues for 60 days after written notice has been given by the US LLC Trustees or the Holders of at least 25% in aggregate principal amount of Outstanding Securities of that series, as provided in the US LLC Indenture; (f) the Company's guarantee of all obligations related to that series shall, for any reason, cease to be, or the Company shall assert in writing to the US LLC Trustees or the Holders thereof that such guarantee is not in full force and effect and enforceable against the Company in accordance with its terms; (g) failure by the Company to make any payment of principal of, or interest on, any obligation for borrowed money (other than an obligation payable on demand or maturing less than 12 months from the creation or issue thereof) when due or within any originally stated applicable grace period having an outstanding principal amount in excess of 5% of the Company's Consolidated Net Worth in the aggregate at the time of default or any failure in the performance of any other covenant of the Company contained in any instrument under which such obligations are created or issued and if the holders thereof, or a trustee, if any, for such holders declare such obligations to be due and payable prior to the stated maturities thereof, provided that if such default is waived by such holders or trustee, then the Event of Default under the US LLC Indenture shall be deemed to be waived without further action on the part of the US LLC Trustees or the Holders; (h) certain events of bankruptcy, insolvency or reorganization affecting the Company or US LLC; (i) the occurrence of an Event of Default under the BAM Indenture that is continuing and has not been waived; and (j) any other Events of Default provided with respect to the Indenture Securities of such series, as described in the applicable Prospectus Supplement. (Section 6.1 of the US LLC Indenture)

        If an Event of Default (other than an Event of Default related to certain events of bankruptcy, insolvency or reorganization affecting the Company, BFI or US LLC) with respect to the Indenture Securities of any series at the time outstanding shall occur and be continuing either the applicable Trustee(s) or the Holders of at least 25% in aggregate principal amount of Outstanding Securities of that series by notice, as provided in the applicable Indenture, may declare the principal amount of the Indenture Securities of that series to be due and payable immediately. If an Event of Default related to certain events of bankruptcy, insolvency or reorganization affecting the Company, BFI or US LLC occurs with respect to the Indenture Securities of any series at the time outstanding, the principal amount of all the Indenture Securities of that series will automatically, and without any action by the applicable Trustee or any Holder, become immediately due and payable. After any such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the Outstanding Securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the applicable Indenture. (Section 502 of the BAM Indenture, Section 6.2 of the BFI Indenture and Section 6.2 of the US LLC Indenture) For information as to waiver of defaults, see "— Modification and Waiver".

        Each Indenture provides that the applicable Trustee(s) will be under no obligation to exercise any of its rights or powers under the Indenture (or, in the case of the BFI Indenture and US LLC Indenture, commence or continue any act, action or proceeding for enforcing any rights of the Trustee(s)) at the request or direction of any of the applicable Holders, unless such Holders shall have offered to such Trustee(s) reasonable indemnity (or, in the case of the BFI Indenture and US LLC Indenture, sufficient funds to commence or continue compliance with such request and an indemnity to protect the Trustee(s) against losses suffered in compliance with such request). (Section 603 of the BAM Indenture, Section 7.5 of the BFI Indenture and Section 7.5 of the US LLC Indenture) Subject to such provisions for the indemnification of the particular Trustee(s), the Holders of a majority in aggregate principal amount of the Outstanding Securities of any series issued under the applicable Indenture will have the right to direct the time, method and place of conducting any proceeding for any remedy available to such Trustee(s) or exercising any trust or power conferred on such Trustee(s) with respect to the Indenture Securities of that series. (Section 512 of the BAM Indenture, Section 6.12 of the BFI Indenture and Section 6.12 of the US LLC Indenture)

        No Holder of an Indenture Security of any series will have any right to institute any proceeding with respect to the particular Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (i) such Holder has previously given to the applicable Trustee(s) written notice of a continuing Event of Default with respect to the Indenture Securities of that series, (ii) the Holders of at least 25% in aggregate principal amount of the Outstanding Securities of that series have made a written request, and such Holder or Holders have offered reasonable indemnity, to the applicable Trustee(s) to institute such proceeding as trustee, and (iii) the applicable Trustee(s) has failed to institute such proceeding, and has not received from the Holders of a majority in aggregate principal amount of the Outstanding Securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer. (Section 507 of the BAM Indenture, Section 6.7 of the BFI Indenture and Section 6.7 of the US LLC Indenture) However, such limitations do not apply to a suit instituted by a Holder of an Indenture Security for the enforcement of payment of the principal of, or of any premium or interest on, such Indenture Security on or after the applicable due date specified in such Indenture Security. (Section 508 of the BAM Indenture, Section 6.8 of the BFI Indenture and Section 6.8 of the US LLC Indenture)

        The Company, BFI and US LLC are each required to furnish to the BAM Trustee, the BFI Trustee and US LLC Trustees, respectively, a quarterly statement by certain of its officers as to whether or not the Company, BFI or US LLC, as applicable, to their knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the applicable Indenture and, if so, specifying all such known defaults. (Section 1004 of the BAM Indenture, Section 11.4 of the BFI Indenture and Section 11.4 of the US LLC Indenture) In addition, the US LLC is required to deliver an annual compliance certificate as required under the Trust Indenture Act. (Section 11.4(d) of the US LLC Indenture)

Defeasance

        Each Indenture provides that, at the option of the particular Issuer, the Issuer and, in the case of the BFI Indenture and US LLC Indenture, the Company will be discharged from any and all obligations in respect of any Outstanding Securities upon irrevocable deposit with the applicable Trustee(s), in trust, of money and/or Government Obligations which will provide money in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of or premium, if any, and each instalment of interest, if any, on such Outstanding Securities ("Defeasance"). Such trust may only be established if certain customary conditions precedent are satisfied, including, among other things, confirmation that Holders will not recognize gain or loss for U.S. federal income tax purposes as a result of such Defeasance. The Issuer may exercise its Defeasance option notwithstanding its prior exercise of its Covenant Defeasance option described in the following paragraph if the Issuer meets the conditions precedent at the time the Issuer exercises the Defeasance option.

        Each Indenture provides that, at the option of the Issuer, unless and until the Issuer has exercised its Defeasance option described in the preceding paragraph, the Issuer may omit to comply with certain restrictive covenants and such omission shall not be deemed to be an Event of Default under the Indenture and the Outstanding Securities upon irrevocable deposit with the applicable Trustee(s), in trust, of money and/or Government Obligations which will provide money in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of and premium, if any, and each instalment of interest, if any, on the Outstanding Securities of the Issuer ("Covenant Defeasance"). In the event the Issuer exercises its Covenant Defeasance option, the obligations under the applicable Indenture (other than with respect to such covenants and the Events of Default other than the Events of Default relating to such covenants above) shall remain in full force and effect. Such trust may only be established if certain customary conditions precedent are satisfied, including, among other things, confirmation that Holders will not recognize gain or loss for U.S. federal income tax purposes as a result of such Defeasance. (Article Thirteen of the BAM Indenture, Article Fourteen of the BFI Indenture and Article Fourteen of the US LLC Indenture)

Modification and Waiver

        Modifications and amendments of an Indenture may be made by the Company, the Issuer (if other than the Company) and the applicable Trustee(s) with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Securities of each series of Indenture Securities affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Security affected thereby, (a) change the Stated Maturity of the principal of, or any instalment of interest on, any Outstanding Security, (b) reduce the principal amount of (or the premium), or interest on, any Outstanding Security, (c) reduce the amount of the principal of any Outstanding Security payable upon the acceleration of the maturity thereof, (d) change the place or currency of payment of principal of (or the premium), or interest on, any Outstanding Security, (e) impair the right to institute suit for the enforcement of any payment on or with respect to any Outstanding Security, (f) reduce the above-stated percentage of Outstanding Securities necessary to modify or amend the particular Indenture, (g) reduce the percentage of aggregate principal amount of Outstanding Securities necessary for waiver of compliance with certain provisions of the particular Indenture or for waiver of certain defaults, (h) modify any provisions of the particular Indenture relating to the modification and amendment of such Indenture or the waiver of past defaults or covenants, except as otherwise specified or (i) following the mailing of any Offer to Purchase, modify any Offer to Purchase for such Outstanding Security required to be made pursuant to the terms of such Outstanding Security in a manner materially adverse to the Holders thereof. (Section 902 of the BAM Indenture, Section 10.2 of the BFI Indenture and Section 10.2 of the US LLC Indenture) In the case of the US LLC Indenture, no such modification or waiver may, without consent of the Holder of each Outstanding Security affected thereby, (a) change the premium payable upon redemption thereof, or the dates or times fixed for redemption, or (b) release the Company from its Guarantee under the US LLC Indenture.

        The Holders of a majority in aggregate principal amount of the Outstanding Securities of any series, on behalf of all Holders of Outstanding Securities of such series, may waive compliance by the Issuer with certain restrictive provisions of the particular Indenture. (Section 1009 of the BAM Indenture, Section 11.10 of the BFI Indenture and Section 11.10 of the US LLC Indenture) Subject to certain rights of the particular Trustee, as provided in the applicable Indenture, the Holders of a majority in aggregate principal amount of the Outstanding Securities issued under such Indenture, on behalf of all holders of Outstanding Securities of such series, may waive any past default under such Indenture, except a default in the payment of principal, premium or interest or in respect of a covenant or provision of such Indenture which under the Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Security of such series affected. (Section 513 of the BAM Indenture, Section 6.13 of the BFI Indenture and Section 6.13 of the US LLC Indenture)

Consent to Jurisdiction and Service under BAM Indenture

        The BAM Indenture provides that the Company irrevocably appoint CT Corporation System, 1633 Broadway, New York, New York, 10019, as its agent for service of process in any suit, action or proceeding arising out of or relating to the BAM Indenture and the Indenture Securities and for actions brought under federal or state securities laws brought in any federal or state court located in the Borough of Manhattan in the City of New York and submit to such jurisdiction.

Consent to Jurisdiction and Service under BFI Indenture

        The BFI Indenture provides that the Company and BFI irrevocably appoint Brookfield Asset Management LLC, Brookfield Place, 250 Vesey Street, 15th Floor, New York, NY 10281-1023, as their agent for service of process in any suit, action or proceeding arising out of or relating to the BFI Indenture and the Indenture Securities and for actions brought under federal or state securities laws brought in any federal or state court located in the Borough of Manhattan in the City of New York and submit to such jurisdiction.

Consent to Jurisdiction and Service under US LLC Indenture

        The US LLC Indenture provides that the Company irrevocably appoints Brookfield Asset Management LLC, Brookfield Place, 250 Vesey Street, 15th Floor, New York, NY 10281-1023, as its agent for service of process in any suit, action or proceeding arising out of or relating to the US LLC Indenture and the Indenture Securities and for actions brought under U.S. federal or state securities laws brought in any U.S. federal or state court located in the Borough of Manhattan in the City of New York and each of the Company and US LLC submits to such jurisdiction.

Enforceability of Judgments against the Company

        Since a substantial portion of the Company's assets are outside the United States, any judgment obtained in the United States against the Company, including any judgment with respect to the payment of interest and principal on the Indenture Securities, may not be collectible within the United States.

        The Company has been informed by its Canadian counsel, Torys LLP ("Torys"), that a court of competent jurisdiction in the Province of Ontario would enforce a final and conclusive judgment in personam of a court sitting in the Borough of Manhattan, the City of New York, New York (a "New York Court") that is subsisting and unsatisfied respecting the enforcement of any of the Indentures and the Indenture Securities that is not impeachable as void or voidable under the internal laws of the State of New York for a sum certain if: (i) the court rendering such judgment had jurisdiction over the judgment debtor, as recognized by the courts of the Province of Ontario (and submission by the Company in the Indenture to the jurisdiction of the New York Court will be sufficient for the purpose); (ii) such judgment was not obtained by fraud or in a manner contrary to natural justice and the enforcement thereof would not be inconsistent with public policy, as such term is understood under the laws of the Province of Ontario, or contrary to any order made by the Attorney General of Canada under the Foreign Extraterritorial Measures Act (Canada); (iii) the enforcement of such judgment does not constitute, directly or indirectly, the enforcement of foreign revenue or penal laws; and (iv) the action to enforce such judgment is commenced within the applicable limitation period. The Company has been advised by

Torys that a monetary judgment of a New York Court predicated solely upon the civil liability provisions of United States federal securities laws would likely be enforceable in the Province of Ontario if the New York Court had a basis for jurisdiction in the matter that would be recognized by a court in Ontario for such purposes. There is no assurance that this will be the case. It is less certain that an action could be brought in the Province of Ontario in the first instance on the basis of liability predicated solely upon such laws.

Governing Law

        The Indentures, Indenture Securities and the rights, powers, duties or responsibility of Computershare Trust Company, N.A. will be governed by the laws of the State of New York, except with respect to the rights, powers, duties or responsibility of the remaining Trustees which shall be governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein. (Section 113 of the BAM Indenture, Section 1.13 of the BFI Indenture and Section 1.13 of the US LLC Indenture)

The Trustees

        Computershare is currently the BAM Trustee, the BFI Trustee and Canadian trustee under the US LLC Indenture. Computershare Trust Company, N.A. is the U.S. trustee under the US LLC Indenture.

Certain Definitions

        Set forth below is a summary of certain of the defined terms used in the Indentures. Reference is made to each Indenture for the full definition of each such term, as well as any other terms used herein for which no definition is provided. (Section 101 of the BAM Indenture, Section 1.1 of the BFI Indenture and Section 1.1 of the US LLC Indenture)

        "affiliate" of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, "control", when used with respect to any Person, means the power to influence the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" having meanings correlative to the foregoing.

        "Capital Lease Obligation" of any Person means the obligation to pay rent or other payment amounts under a lease of (or other Debt arrangements conveying the right to use) real or personal property of such Person which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with Canadian generally accepted accounting principles and which has a term of at least 36 months. The stated maturity of such obligation shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

        "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents (however designated) of corporate stock or other equity participations, including partnership interests whether general or limited, of such Person, and, in the case of the BFI Indenture and the US LLC Indenture, including units of such Person.

        "Common Stock" of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding-up of such Person, to shares of Capital Stock of any other class of such Person.

        "Consolidated Net Worth" of any Person means the consolidated stockholders' equity of such Person, determined on a consolidated basis in accordance with Canadian generally accepted accounting principles, plus, without duplication, Qualifying Subordinated Debt and Deferred Credits; provided that, with respect to the Company, adjustments following the date of the BAM Indenture to the accounting books and records of the Company in accordance with U.S. Accounting Principles Board Opinions Nos. 16 and 17 (or successor opinions thereto), or comparable standards in Canada, or otherwise resulting from the acquisition of control of the Company by another Person shall not be given effect.

        "Debt" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (i) every obligation of such Person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith), (v) every Capital Lease Obligation of such Person, (vi) every obligation that could not be considered as interest in accordance with Canadian generally accepted accounting principles under Interest Rate or Currency Protection Agreements of such Person and (vii) every obligation of the type referred to in clauses (i) through (vi) of another Person and all dividends of another Person the payment of which, in either case, such Person has Guaranteed or is responsible or liable for, directly or indirectly, as obligator, Guarantor or otherwise.

        "Deferred Credits" means the deferred credits of the Company (or, in the case of the BFI Indenture and the US LLC Indenture, any Person) and its Subsidiaries determined on a consolidated basis in accordance with Canadian generally accepted accounting principles.

        "Government Obligation" means (x) any security which is (i) a direct obligation of the government which issued the currency, or a direct obligation of the Government of Canada issued in such currency, in which the Indenture Securities of a particular series are denominated for the payment of which its full faith and credit is pledged or (ii) obligations of a Person the payment of which is unconditionally guaranteed as its full faith and credit obligation by such government which, in the case of either subclause (i) or (ii) of this clause (x), is not callable or redeemable at the option of the issuer thereof and (y) any depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act, or, in the case of the BFI Indenture and the US LLC Indenture, as defined in the Bank Act (Canada)), as custodian with respect to any Government Obligation which is specified in clause (x) above and held by such bank for the account of the holder of such depositary receipt, or with respect to any specific payment of principal of or interest on any Government Obligation which is so specified and held, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of principal or interest evidenced by such depositary receipt.

        "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt, (ii) to purchase property, securities or services for the purpose of assuring the holder of such Debt of the payment of such Debt or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt (and "Guaranteed", "Guaranteeing" and "Guarantor" shall have meanings correlative to the foregoing); provided, however, that the Guarantee by any Person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business.

        "Interest Rate or Currency Protection Agreement" of any Person means any interest rate protection agreement (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements), and/or other types of interest hedging agreements, and any currency protection agreement (including foreign exchange contracts, currency swap agreements or other currency hedging arrangements).

        "Qualifying Subordinated Debt" means Debt of the Company (i) which by its terms provides that the payment of principal of (and premium, if any) and interest on and all other payment obligations in respect of such Debt shall be subordinate to the prior payment in full of the Company's obligations in respect of the Indenture Securities to at least the extent that no payment of principal of (or premium, if any) or interest on or otherwise due in respect of such Debt may be made for so long as there exists any default in the payment of principal (or premium, if any) or interest on the Indenture Securities or any other default that, with the passing of time or the giving of notice or both, would constitute an event of default with respect to the Indenture Securities and (ii) which expressly by its terms gives the Company the right to make payments of principal in respect of such Debt in Common Stock of the Company.

        "Stated Maturity", when used with respect to any Indenture Security or any instalment of principal thereof or interest thereon, means the date specified in such Indenture Security as the fixed date on which the principal of such Indenture Security or such instalment of principal or interest is due and payable.

CONSOLIDATING SUMMARY FINANCIAL INFORMATION

        The tables below contain consolidating summary financial information for the years ended December 31, 2015 and 2014 and the three and nine months ended September 30, 2016 and 2015 for (i) the Company, (ii) BFI, (iii) US LLC, (iv) the Company's subsidiaries, other than BFI and US LLC, on a combined basis, (v) consolidating adjustments, and (vi) the Company and all of its subsidiaries on a consolidated basis, in each case for the periods indicated. Such summary financial information is intended to provide investors with meaningful and comparable financial information about the Company and its subsidiaries. This summary financial information should be read in conjunction with the Company's audited consolidated financial statements as of December 31, 2015 and 2014 and the Company's unaudited interim condensed and consolidated financial statements as at and for the three and nine months ended September 30, 2016 and for the three and nine months ended September 30, 2015 which are incorporated by reference into this Prospectus.

(Millions) As at and For the year ended December 31, 2015	The Company(1)	BFI	US LLC	Subsidiaries of the Company other than BFI and US LLC(2)	Consolidating adjustments(3)	The Company consolidated
Revenue	$312	$—	$—	$19,906	$(305)	$19,913
Net income attributable to shareholders	2,341	—	—	2,618	(2,618)	2,341
Total assets	33,325	—	—	146,177	(39,988)	139,514
Total liabilities	8,017	—	—	81,331	(7,061)	82,287

(Millions) As at and For the year ended December 31, 2014	The Company(1)	BFI	US LLC	Subsidiaries of the Company other than BFI and US LLC(2)	Consolidating adjustments(3)	The Company consolidated
Revenue	$344	$—	$—	$18,306	$(286)	$18,364
Net income attributable to shareholders	3,110	—	—	3,112	(3,112)	3,110
Total assets	31,690	—	—	144,837	(47,047)	129,480
Total liabilities	7,988	—	—	70,828	(2,583)	76,233

(Millions) As at and For the three months ended September 30, 2016	The Company(1)	BFI	US LLC	Subsidiaries of the Company other than BFI and US LLC(2)	Consolidating adjustments(3)	The Company consolidated
Revenue	$36	$5	$—	$6,265	$(21)	$6,285
Net income attributable to shareholders	1,036	—	—	1,092	(1,092)	1,036
Total assets	34,621	512	—	160,403	(35,699)	159,837
Total liabilities	8,457	(503)	—	88,177	(3,413)	92,718

(Millions) As at December 31, 2015 and For the three months ended September 30, 2015	The Company(1)	BFI	US LLC	Subsidiaries of the Company other than BFI and US LLC(2)	Consolidating adjustments(3)	The Company consolidated
Revenue	$45	$—	$—	$5,080	$(69)	$5,056
Net income attributable to shareholders	289	—	—	315	(315)	289
Total assets	33,325	—	—	146,177	(39,988)	139,514
Total liabilities	8,017	—	—	81,331	(7,061)	82,287

(Millions) For the nine months ended September 30, 2016	The Company(1)	BFI	US LLC	Subsidiaries of the Company other than BFI and US LLC(2)	Consolidating adjustments(3)	The Company consolidated
Revenue	$209	$7	$—	$17,408	$(148)	$17,476
Net income attributable to shareholders	1,478	—	—	1,578	(1,578)	1,478

(Millions) For the nine months ended September 30, 2015	The Company(1)	BFI	US LLC	Subsidiaries of the Company other than BFI and US LLC(2)	Consolidating adjustments(3)	The Company consolidated
Revenue	$228	$—	$—	$14,369	$(222)	$14,375
Net income attributable to shareholders	1,663	—	—	1,902	(1,902)	1,663

Notes:

(1)
This column accounts for investments in all subsidiaries of the Company under the equity method.

(2)
This column accounts for investments in all subsidiaries of the Company other than BFI and US LLC on a combined basis.

(3)
This column includes the necessary adjustments to present the Company on a consolidated basis.

PLAN OF DISTRIBUTION

        The Issuers may sell Securities to or through underwriters or dealers and also may sell Securities directly to purchasers or through agents.

        The distribution of Securities of any series may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices to be negotiated with purchasers.

        In connection with the sale of Securities, underwriters may receive compensation from the Issuers or from purchasers of Securities for whom they may act as agents in the form of concessions or commissions. Underwriters, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters and any commissions received by them from the Issuers and any profit on the resale of Securities by them may be deemed to be underwriting commissions under the Securities Act. Any such person that may be deemed to be an underwriter with respect to Securities of any series will be identified in the Prospectus Supplement relating to such series.

        The Prospectus Supplement relating to each series of Securities will also set forth the terms of the offering of the Securities of such series, including, to the extent applicable, the names of any underwriters or agents, the purchase price or prices of the offered Securities, the initial offering price, the proceeds to the applicable Issuer from the sale of the offered Securities, the underwriting discounts and commissions and any discounts, commissions and concessions allowed or reallowed or paid by any underwriter to other dealers.

        Under agreements which may be entered into by the Issuers, underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification by the Issuers against certain liabilities, including liabilities under the Securities Act and Canadian provincial securities legislation, or to contribution with respect to payments which those underwriters, dealers or agents may be required to make in respect thereof. Those underwriters, dealers and agents may be customers of, engage in transactions with or perform services for the Issuers or their subsidiaries in the ordinary course of business. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Issuers, the Issuers have been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Issuers of expenses incurred or paid by a director, officer or controlling person of the Issuers in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Issuers will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        Each series of Securities will be a new issue of securities with no established trading market. Unless otherwise specified in a Prospectus Supplement relating to a series of Securities, the Securities will not be listed on any securities exchange. Certain broker-dealers may make a market in Securities but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given that any broker-dealer will make a market in the Securities of any series or as to the liquidity of the trading market for the Securities of any series.

        In connection with any underwritten offering of Securities, the underwriters or agents may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

EXEMPTIVE RELIEF

        Pursuant to a decision document dated October 18, 2011 issued by the applicable securities regulators, the Company was granted exemptive relief from certain of the restricted securities requirements in National Instrument 51-102 — Continuous Disclosure Obligations, NI 41-101 and Ontario Securities Commission Rule 56-501 — Restricted Shares (collectively, the "restricted security provisions"), including the requirements to refer to the Class A Shares and the Class B Shares using a prescribed restricted security term. The Class A Shares and Class B Shares may qualify as "restricted securities" under the restricted security provisions because the Company's constating documents contain provisions that restrict the voting rights of such securities in any election of the board of directors of the Company. See "Description of the Class A Shares".

LEGAL MATTERS

        Unless otherwise specified in a Prospectus Supplement relating to a series of Securities, certain matters of Canadian and United States law relating to the validity of the Securities will be passed upon for the Company by Torys in Toronto, Ontario, and New York, New York. The partners and associates of Torys, as a group, beneficially own, directly or indirectly, less than one percent of the outstanding securities of the Company.

EXPERTS

        The consolidated financial statements as at December 31, 2015 and 2014, and for each of the two years in the period ended December 31, 2015, incorporated by reference in this Prospectus, and the effectiveness of the Company's internal control over financial reporting, have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing. The offices of Deloitte LLP are located at 22 Adelaide Street West, Toronto, Ontario, M5H 0A9.

MATERIAL CHANGES

        Except as otherwise described in the AIF and in the other documents incorporated by reference into this Prospectus as referred to in "Documents Incorporated by Reference" above, no material changes have occurred since September 30, 2016.

 EXPENSES

        The following are the estimated expenses of the offering of the Securities being registered under the registration statement of which this Prospectus forms a part, all of which will be paid by us.

SEC registration fee		$289,750	†
Blue sky fees and expenses			*
Trustee & transfer agent fees			*
Printing and engraving costs			*
Legal fees and expenses			*
Accounting fees and expenses			*
Miscellaneous			*

Total	$		*

†
Previously paid.

*
The applicable Prospectus Supplement will set forth the estimated aggregate amount of expenses payable in respect of any offering of Securities.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

        The following documents have been filed with the Commission as part of the Registration Statement on Forms F-10 and F-3 of which this Prospectus forms a part: the documents referred to under "Documents Incorporated by Reference"; the consent of Deloitte LLP; the consent of Torys; powers of attorney; the trust indenture dated as of September 20, 1995 between the Company and Computershare, as trustee; the trust indenture dated as of June 2, 2016 between BFI, as issuer, the Company, as guarantor, and Computershare, as trustee; and the form of trust indenture between US LLC, as issuer, the Company, as guarantor, Computershare Trust Company, N.A., as U.S. trustee and Computershare, as Canadian trustee.

US$750,000,000

BROOKFIELD FINANCE LLC

4.000% Notes due April 1, 2024

PROSPECTUS SUPPLEMENT
March 7, 2017

Joint Book-Running Managers

Citigroup	Deutsche Bank Securities

Co-managers

Bradesco BBI
BNP PARIBAS
Itaú BBA
MUFG
Mizuho Securities
Natixis
Santander
SOCIETE GENERALE
SMBC Nikko